Exhibit 10.89

REVOLVING CREDIT FACILITY
AGREEMENT

between

DNI-4PL CONTRACTS PROPRIETARY LIMITED
(as Borrower)

and

FIRSTRAND BANK LIMITED
(ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)
(as Lender and Agent)

and

K2018318388 (SOUTH AFRICA) (RF) PROPRIETARY LIMITED
(as Debt Guarantor)

38	COUNTERPARTS	94
39	WAIVER OF IMMUNITY	94
40	SOLE AGREEMENT	95
41	NO IMPLIED TERMS	95
42	GOVERNING LAW	95
43	JURISDICTION	95

ANNEXURES

Annexure A	CONDITIONS PRECEDENT
Annexure B	OBLIGOR SECURITY
Annexure C	FORM OF UTILISATION REQUEST
Annexure D	FORM OF COMPLIANCE CERTIFICATE
Annexure E	FORM OF IRREVOCABLE LETTER OF UNDERTAKING
Annexure F	DISCLOSURE SCHEDULE

1	PARTIES

1.1	The Parties to this Agreement are –

1.1.1	DNI-4PL Contracts Proprietary Limited, registration number 2005/040937/07 (as "Borrower");

1.1.2	FirstRand Bank Limited (acting through its Rand Merchant Bank division), registration number 1929/001225/06 (as "Lender" and "Agent"); and

1.1.3	K2018318388 (South Africa) (RF) Proprietary Limited, registration number 2018/318388/07 (as "Debt Guarantor").

1.2	The Parties agree as set out below.

2	DEFINITIONS AND INTERPRETATION

2.1	Definitions

In this Agreement –

2.1.1	"Acceptable Bank" means –

2.1.1.1	the Lender;

2.1.1.2

a commercial bank or trust company which has a rating of Baa2 or higher by Moody's or BBB or higher by Standard & Poor's or Fitch, or a comparable rating from a nationally recognised credit rating agency;

2.1.1.3	in the case of cash held in South Africa, means the FirstRand Bank Limited, Nedbank Limited, Investec Bank Limited, The Standard Bank of South Africa Limited and Absa Bank Limited; or

2.1.1.4	any other commercial bank or trust company which has been approved as an Acceptable Bank by the Agent;

2.1.2	"Accounting Reference Date" means the financial year end date for the Group being 30 June;

2.1.3	"Accrued Interest" means any interest which has accrued on each Loan pursuant to clause 9.1 (Calculation of Interest);

2.1.4	"Agreement" means this agreement and its Annexures;

2.1.5	"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

2.1.6	"AJD" means AJD Holdings Proprietary Limited, registration number 1975/004328/07, a private company duly incorporated in accordance with the laws of South Africa;

2.1.7

"Asset Value" means the Fair Market Value (net of any deferred tax liabilities) of all tangible assets of the Group, which shall include cash and cash equivalents but excluding goodwill and other intangible assets;

2.1.8	"Auditors" means one of PWC, E&Y, KPMG or Deloittes or any other firm approved in advance by the Lender (such approval not to be unreasonably withheld or delayed);

2.1.9	"Authorisation" means an authorisation, consent, approval, resolution, licence, permit, exemption, filing, notarisation, lodgement or registration;

2.1.10	"Availability Period" means the period from and including the Fulfilment Date to and including the date falling ninety days prior to the Final Repayment Date;

2.1.11	"Available Commitment" means the Commitment less –

2.1.11.1	the amount of its participation in any outstanding Loans; and

2.1.11.2	in relation to any proposed Utilisation, the amount of any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date;

2.1.12	"Available Facility" means the aggregate for the time being of the Available Commitment;

2.1.13	"Base Rate" means –

2.1.13.1	in respect of each Interest Period other than a Broken Interest Period, JIBAR; or

2.1.13.2	in respect of any Broken Interest Period, the rate calculated with reference to the following formula:

where:

r	=	the Base Rate to be determined in respect of that Broken Interest Period;

r1	=	JIBAR Overnight Deposit Rate plus 10 basis points;

r2	=	JIBAR;

t1	=	the number of days applicable to the period for which r1 is quoted on the first day of that Broken Interest Period;

t2	=	the total number of days applicable to the period for which r2 is quoted on the first day of that Broken Interest Period; and

t	=	the total number of days in that Broken Interest Period;

2.1.14	"Basel III" means –

2.1.14.1

the global regulatory framework on bank capital and liquidity contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating in the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

2.1.14.2

the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

2.1.14.3	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";

2.1.15	"Break Costs" means the amount (if any) determined by the Agent by which –

2.1.15.1

the interest (excluding the Margin) which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period; exceeds –

2.1.15.2

the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

2.1.16	"Break Gains" means the amount (if any) determined by the Agent by which –

2.1.16.1

the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

exceeds –

2.1.16.2

the interest (excluding the Margin) which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

2.1.17	"Broken Interest Period" means any Interest Period, to the extent that such Interest Period is less than three Months;

2.1.18	"Business Day" means a day (other than a Saturday, a Sunday or official public holiday) on which banks are open for general business in Johannesburg;

2.1.19	"Cash and Cash Equivalents" means, in relation to a person at any time -

2.1.19.1	cash in hand or on deposit with: (i) any Acceptable Bank;

2.1.19.2	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an Acceptable Bank;

2.1.19.3

any investment in marketable obligations issued or guaranteed by the government of the United States of America, the UK or any member state of the European Economic Area or by an instrumentality or agency of any of them having an equivalent credit rating which -

2.1.19.3.1	matures within one year after the date of the relevant calculation; and

2.1.19.3.2	is not convertible to any other security;

2.1.19.4	any other debt, security or investment approved by the Lender,

in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Gross Senior Debt. For avoidance of doubt it does not include any asset listed in paragraphs 2.1.19.1 to 2.1.19.4 above which is the subject of Security, unable to be utilised without the consent of another person;

2.1.20	"CDH" means Cliffe Dekker Hofmeyr Inc;

2.1.21	"Cell C" means Cell C Proprietary Limited, registration number 1999/007722/07, a private company duly incorporated in accordance with the laws of South Africa or any of its Affiliates;

2.1.22	"Code" means the US Internal Revenue Code of 1986;

2.1.23	"Commitment" means ZAR200,000,000;

2.1.24	"Companies Act" means the Companies Act, No 71 of 2008;

2.1.25	"Compliance Certificate" means a certificate substantially in the form set out in Annexure D (Form of Compliance Certificate);

2.1.26	"Conditions Precedent" means all of the documents and other evidence listed in (or if no actual document is specified, contemplated by) Annexure A (Conditions Precedent);

2.1.27

"Confidential Information" means all information relating to the Group, the Finance Documents or the Facility information of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under the Finance Documents or the Facility from either –

2.1.27.1	any member of the Group or any of its advisers; or

2.1.27.2	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes –

2.1.27.3	information that –

2.1.27.3.1	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 35 (Confidential Information); or

2.1.27.3.2	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

2.1.27.3.3

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs 2.1.27.1 or 2.1.27.2 above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

2.1.27.3.4	any Funding Rate or Reference Bank Quotation;

2.1.28	"Confidentiality Undertaking" means a confidentiality undertaking substantially in the recommended form of the Loan Market Association or in any other form agreed between the Borrower and the Agent;

2.1.29	"Consortium" means, collectively –

2.1.29.1	AJD; and

2.1.29.2	Richmark,

which Consortium is led by Dunn;

2.1.30	"Control" means, in relation to any person, the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to –

2.1.30.1	cast, or control the casting of, 50.1% of the maximum number of votes that might be cast at a general meeting of that person;

2.1.30.2

hold beneficially 50.1% of the issued share capital (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

2.1.30.3	appoint or remove all, or the majority, of the directors or other equivalent offices of that person; or

2.1.30.4	give directions with respect to the operating and financial policies of that person with which the directors or other equivalent officers of that person are obliged to comply;

2.1.31	"Counter-Indemnity Agreement" means the counter-indemnity agreement, dated on or about the Signature Date, between the Borrower and the Debt Guarantor;

2.1.32

"Debt Guarantee" means the first-ranking debt guarantee, concluded or to be concluded on or about the Signature Date, between the Debt Guarantor and the Finance Parties (other than the Debt Guarantor) as security for the obligations of the Borrower owed to those Finance Parties under the Finance Documents;

2.1.33

"Debt Guarantor Management Agreement" means the agreement for the management and administration of the Debt Guarantor, concluded or to be concluded on or about the Signature Date, between the Debt Guarantor, the Agent, the Borrower and TMF Corporate Services (South Africa) Proprietary Limited;

2.1.34

"Default" means an Event of Default or any event or circumstance specified in clause 23 (Events of Default) which would (with the expiry of any applicable grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

2.1.35	"Discharge Date" means the date on which –

2.1.35.1

the Facility Outstandings (including without limitation contingent liabilities in respect of continuing indemnities under the Finance Documents, other than contingent liabilities in respect of continuing indemnities in respect of which no claim has been made and which remain undischarged) have been fully and finally paid and discharged, whether or not as a result of enforcement; and

2.1.35.2	the Lender has no commitment, obligation or liability (whether actual or contingent) to lend money or provide other financial accommodation to the Borrower under any Finance Document;

2.1.36

"Disposal" means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions), and "Dispose" shall have a corresponding meaning;

2.1.37	"Disruption Event" means either or both of –

2.1.37.1

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

2.1.37.2	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party –

2.1.37.2.1	from performing its payment obligations under the Finance Documents; or

2.1.37.2.2

from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

2.1.38	"DNI Retail" means DNI Retail Proprietary Limited, registration number 2002/014708/07, a private company duly incorporated in accordance with the laws of South Africa;

2.1.39

"Distribution" means, in relation to any company, any payment (whether in cash or in specie and whether by way of set-off, counterclaim or otherwise) by way of interest or principal (whether in respect of an inter-company loan or otherwise), dividend, redemption, fee, royalty or other distribution or payment (including by way of the repurchase of any shares) by or on behalf of that company to or for the account of any direct or indirect shareholder, member, beneficiary or partner of that company or any direct or indirect holder of an economic or beneficial ownership interest in that company or any person that directly or indirectly controls or is controlled by any shareholder, member, beneficiary or partner of that company or any holder of an economic or beneficial ownership interest in that entity, and the term "Distribution" shall include a "distribution", as such term is defined in the Companies Act;

2.1.40	"Dunn" means Andrew James Dunn, identity number XXX, an adult South African male;

2.1.41	"EBITDA" means, in respect of any Measurement Period, the consolidated operating income of the Group (as determined in accordance with IFRS) before the inclusion of the following items -

2.1.41.1	interest charged per the income statement;

2.1.41.2	Tax charged per the income statement;

2.1.41.3	depreciation and amortisation of any intangibles as per the income statement;

2.1.41.4	any exceptional, one off, non-recurring or extraordinary items;

2.1.41.5	any unrealised gains and losses on any financial instrument which is reported through the income statement;

2.1.41.6	any increase or decrease in the foreign currency translation reserves accounted for in the income statement;

2.1.41.7	any charge for impairment of goodwill or any reversal of any impairment of goodwill charge,

but after inclusion interest accrued or received as per the income statement, as determined in accordance with IFRS in each case during such Measurement Period;

2.1.42	"EBITDA to Net Senior Interest Ratio" means, in respect of any Measurement Period -

2.1.42.1	EBITDA;

2.1.42.2	divided by Senior Interest Charged,

in each case for such Measurement Period;

2.1.43	"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media –

2.1.43.1	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

2.1.43.2	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

2.1.43.3	land (including, without limitation, land under water);

2.1.44	"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

2.1.45	"Environmental Law" means any applicable law or regulation which relates to –

2.1.45.1	the pollution or protection of the Environment;

2.1.45.2	harm to or the protection of human health;

2.1.45.3	the conditions of the workplace; or

2.1.45.4

the generation, handling, storage, use, release, emission or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste;

2.1.46

"Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group;

2.1.47	"Event of Default" means any event or circumstance specified as such in clause 23 (Events of Default);

2.1.48	"Exclusivity Agreement" means the master framework agreement concluded between ITC and Cell C on 5 August 2016;

2.1.49	"Existing Financial Indebtedness" means any Financial Indebtedness existing at the Signature Date and set out in Annexure F (Disclosure Schedule) to the extent not increased after the Signature Date;

2.1.50	"Facility" means the revolving loan facility made available under this Agreement as described in clause 3 (The Facility);

2.1.51

"Facility Outstandings" means, at any time, the aggregate of the Loans and all and any other amounts due and payable to the Lender on account of the Facility, including, without limitation, any Break Costs, bona fide claim for damages or restitution and any claim as a result of any recovery by the Borrower of a payment or discharge on the grounds of preference, and any amounts which would be included in any of the above but for any discharge, non-provability or unenforceability;

2.1.52

"Fair Market Value" means the value determined or confirmed by an independent valuation expert appointed by the Agent, acting as an expert and not as an arbitrator (taking into account the terms and conditions of the Finance Documents), whose determination will, in the absence of manifest error, be final and binding on the Parties;

2.1.53	"Final Repayment Date" means the date falling three years after the Fulfilment Date;

2.1.54

"Finance Charges" means, in respect of any Measurement Period, all finance costs in respect of any Financial Indebtedness whether paid, payable or capitalised, incurred by any member of the Group (and calculated on a consolidated basis) in respect of that Measurement Period and -

2.1.54.1	including the interest (but not the capital element) of payments in respect of finance leases; and

2.1.54.2	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement,

and so that no amount shall be added or deducted more than once;

2.1.55	"Finance Documents" means –

2.1.55.1	this Agreement;

2.1.55.2	the M4J Undertaking;

2.1.55.3	the Security Documents;

2.1.55.4	the Subordination Agreement;

2.1.55.5	each Utilisation Request;

2.1.55.6	each Compliance Certificate;

2.1.55.7	any document amending the Finance Documents listed in clauses 2.1.55.1 and 2.1.55.2 above; and

2.1.55.8	any other document designated as such by the Agent and the Borrower,

and "Finance Document" means any one of them, as the context may require;

2.1.56	"Finance Party" means the Agent, the Debt Guarantor or the Lender and "Finance Parties" means all or some of them, as the context may require;

2.1.57	"Financial Covenants" means the financial covenants listed in clause 21 (Financial Covenants) below;

2.1.58	"Financial Indebtedness" means any indebtedness for or in respect of –

2.1.58.1	moneys borrowed;

2.1.58.2	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

2.1.58.3	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

2.1.58.4	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease

2.1.58.5	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

2.1.58.6

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other clause of this definition having the commercial effect of a borrowing;

2.1.58.7

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

2.1.58.8	any amount raised by the issue of shares which are redeemable;

2.1.58.9

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs 2.1.58.1 to 2.1.58.9 above;

2.1.59

"Fulfilment Date" means the date on which the Agent issues the notice contemplated at clause 5.1 (Initial Condition Precedent) confirming that the Conditions Precedent have been satisfied in form and substance satisfactory to it;

2.1.60	"Funding Rate" means any individual rate notified by the Lender to the Agent pursuant to clause 11.4.1.2 (Cost of Funds);

2.1.61

"General Notarial Bond" means each general notarial bond given by an Obligor in favour of the Debt Guarantor over all of the moveable assets of that Obligor, as continuing covering security for the obligations of the Borrower to the Debt Guarantor under the Finance Documents (including a special power of attorney in favour of CDH to pass and lodge that bond for registration with the applicable statutory public registry);

2.1.62

"Gross Senior Debt" means all Financial Indebtedness of the Group other than Financial Indebtedness which is subordinated to the claims of the Finance Parties in terms of the Subordination Agreement or otherwise on terms to the satisfaction of the Agent;

2.1.63	"Gross Senior Debt to EBITDA Ratio" means in respect of any Measurement Period -

2.1.63.1	Gross Senior Debt as at the last day of the applicable Measurement Period;

2.1.63.2	divided by EBITDA for such Measurement Period;

2.1.64	"Group" means –

2.1.64.1	the Borrower;

2.1.64.2	M4J;

2.1.64.3	DNI Retail;

2.1.64.4	ITC;

2.1.64.5	TSPC;

2.1.64.6	Speckpack;

2.1.64.7	each of the Borrower's direct and indirect Subsidiaries or joint venture companies from time to time; and

2.1.64.8	each other person which the Borrower or a Subsidiary of the Borrower Controls;

2.1.65

"Guarantee, Cession and Pledge Agreement" means a guarantee, cession and pledge agreement concluded or to be concluded on or about the Signature Date between, amongst others, the Borrower, each other Obligor and the Debt Guarantor;

2.1.66	"Guarantors" means, collectively –

2.1.66.1	the Original Guarantors; and

2.1.66.2

any person, company or entity which is required to accede to the Guarantor Cession and Pledge Agreement and any other Finance Document as required in accordance with the provisions of clause 22.21 (Material Subsidiaries), and "Guarantor" means any one of them, as the context may require;

2.1.67	"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary;

2.1.68	"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

2.1.69

"Indexed" means, in relation to any amount, adjusted annually for inflation in accordance with the consumer price index as published from time to time by Statistics SA in Statistical Release P0141 (referred to as Headline CPI - All Urban Areas (Primary and Secondary), any replacement statistical index published by Statistics SA from time to time, or such other index as may be agreed by the Agent and the Borrower;

2.1.70	"Insurances" means the insurances obtained or maintained by an Obligor;

2.1.71	"Interest Payment Date" means 31 March, 30 September, 30 June and 31 December of each year;

2.1.72	"Interest Period" means –

2.1.72.1	in relation to a Loan –

2.1.72.1.1	each successive period of three Months commencing, in each case, on (and including) an Interest Payment Date and ending on (but excluding) the next Interest Payment Date, provided that –

2.1.72.1.1.1	the first Interest Period shall commence on (and include) the Utilisation Date and end on (and exclude) the first Interest Payment Date to occur thereafter; and

2.1.72.1.1.2	the last Interest Period shall commence on (and include) the Interest Payment Date immediately preceding Final Repayment Date and end on (and exclude) the Final Repayment Date; and

2.1.72.2	in relation to an Unpaid Sum, each period determined in accordance with clause 9.5 (Default Interest);

2.1.73	"ITC" means International Tower Corporation Proprietary Limited, registration number 2015/421641/07, a private company duly incorporated in accordance with the laws of South Africa;

2.1.74	"JIBAR" means, in relation to any Loan the applicable Screen Rate –

2.1.74.1	as of 11:00am on the Quotation Day for the offering of deposits in ZAR for a period equal in length to the Interest Period of the relevant Loan; or

2.1.74.2	as otherwise determined pursuant to clause 11.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, then JIBAR shall be deemed to be zero;

2.1.75	"JIBAR Overnight Deposit Rate" means, in respect of a Broken Interest Period –

2.1.75.1	the applicable Screen Rate; or

2.1.75.2

(if no Screen Rate is available for the relevant Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places), as supplied to the Lender at its request, quoted by the Reference Banks to leading banks in the Johannesburg Interbank Market, as of 11h00 on the Quotation Day for the offering of overnight deposits in ZAR;

2.1.76	"Johannesburg Market" means the South African interbank market;

2.1.77	"Lender" means RMB;

2.1.78	"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;

2.1.79	"Longstop Date" means 30 June 2018, or such later date as the Agent may agree in writing;

2.1.80	"LTM Measurement Date" means the last day of March, June, September and December of each year;

2.1.81	"LTM Measurement Period" means each period of twelve months ending on a LTM Measurement Date, with the first such period being the LTM Measurement Period ending on 30 September 2018;

2.1.82	"M4J" means M4Jam Proprietary Limited, registration number 2003/011766/07, a private company duly incorporated in accordance with the laws of South Africa;

2.1.83	"M4J Undertaking" means the letter of undertaking substantially in the form of the certificate set out in Annexure E (Form of Irrevocable Letter of Undertaking);

2.1.84	"Margin" means 2.75% per annum;

2.1.85	"Material Adverse Change" means an occurrence or circumstances which has or is reasonably be likely to have a material adverse effect on–

2.1.85.1	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, and/or any other Obligor or the Group taken as a whole;

2.1.85.2	the ability of any Obligor to perform any of its obligations under the Finance Documents; or

2.1.85.3

the validity or enforceability of any of the Finance Documents or the validity or enforceability of, or the effectiveness ranking of any Security granted or purporting to be granted or the rights or remedies of the Finance Parties under any of the Finance Documents;

2.1.86	"Material Subsidiary" means in respect of each financial year of the Borrower, any other person, company or entity (other than M4J) that –

2.1.86.1	contributes more than 5% of (i) the EBITDA of the Group or (ii) the Asset Value of the Group or (iii) gross turnover of the Group in respect of such financial year; and

2.1.86.2

individually contributes less than 5% of (i) the EBITDA of the Group or (ii) the Asset Value of the Group or (iii) gross turnover of the Group in respect of such financial year but collectively with other such members contributes more than 5% of (i) the EBITDA of the Group or (ii) the Asset Value of the Group or (iii) gross turnover of the Group in respect of such financial year, such that at all times until the Discharge Date the Guarantors contribute at least 90% in aggregate of (i) the EBITDA of the Group and (ii) the Asset Value of the Group and/or (iii) gross turnover of the Group in respect of such financial year;

2.1.87	"Measurement Date" means a LTM Measurement Date;

2.1.88	"Measurement Period" means a LTM Measurement Period, and where applicable any forecast measurement period as the context requires;

2.1.89	"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that –

2.1.89.1

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

2.1.89.2	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

2.1.89.3	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end;

The above rules will only apply to the last Month of any period;

2.1.90	"Net1 SA" means Net1 Applied Technologies South Africa Proprietary Limited, registration number 2002/031446/07, a private company duly incorporated in accordance with the laws of South Africa;

2.1.91	"Net Senior Interest to EBITDA Ratio" means all Gross Senior Debt after deducting Cash and Cash Equivalents;

2.1.92	"Net Senior Debt" means all Gross Senior Debt after deducting Cash and Cash Equivalents;

2.1.93	"Net Senior Debt to EBITDA Ratio" means in respect of any Measurement Period -

2.1.93.1	Net Senior Debt as at the last day of the applicable Measurement Period;

2.1.93.2	divided by EBITDA for such Measurement Period;

2.1.94	"Obligors" means, collectively –

2.1.94.1	the Borrower; and

2.1.94.2	each Guarantor,

and "Obligor" means any one of them, as the context may require;

2.1.95	"Original Financial Statements" means the audited consolidated financial statements of the Borrower for the financial year ended 30 June 2017;

2.1.96	"Original Guarantors" means, collectively –

2.1.96.1	DNI Retail;

2.1.96.2	ITC; and

2.1.96.3	TSPC,

and "Original Guarantor" means any one of them, as the context may require;

2.1.97	"Permitted Distributions" means Distributions made by the Borrower to its Shareholders, provided that –

2.1.97.1	at the time of the making of the proposed Distribution, there is no Default or Event of Default which has occurred and which is continuing;

2.1.97.2	a Default or an Event of Default will not occur as a result of the proposed Distribution; and

2.1.97.3

at the proposed Distribution date and for two Measurement Periods thereafter it will, taking into account the proposed Distribution, comply with the requirements of clause 8.8.1 (Amortisation Trigger) below;

2.1.98

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the Johannesburg Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in Johannesburg Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

2.1.99	"Reference Bank Quotation" means any quotation supplied to the Agent by a Reference Bank;

2.1.100

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Banks could borrow funds in the Johannesburg Market in ZAR and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in that currency and for that period; or

2.1.101

"Reference Banks" means the principal Johannesburg offices of Absa Bank Limited, FirstRand Bank Limited, Investec Bank Limited, Nedbank Limited and The Standard Bank of South Africa Limited or such other entities as may be appointed by the Agent in consultation with the Borrower;

2.1.102

"Refinancing" means the repayment, prepayment or replacement of the entire Facility funded by way of the incurrence by the Borrower, any Affiliate, any other member of the Group and/or any of their shareholders of indebtedness from a third-party bank, and "Refinance" and "Refinanced" shall be construed accordingly;

2.1.103	"Registrable Security Documents" means, collectively –

2.1.103.1	each Special Notarial Bond; and

2.1.103.2	each General Notarial Bond,

and "Registrable Security Document" means any one of them, as the context may require;

2.1.104

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

2.1.105

"Repeating Representations" means each of the representations set out in clause 19.1 (Status) to clause 19.6 (Governing Law and Enforcement), clause 19.9 (No default), clause 19.10 (No Misleading Information), clause 19.11 (Financial Statements), clause 19.12 (Pari Passu Ranking), clause 19.17 (Authorised Signatures), clause 19.19 (No Immunity) and clause 19.21 (Anti-corruption and Sanctions).

2.1.106	"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

2.1.107	"Richmark" means Richmark Holdings Proprietary Limited, registration number 2000/013818/07, a private company duly incorporated in accordance with the laws of South Africa "

2.1.108	"Sanctioned Entity" means —

2.1.108.1	a person, country or territory which is listed on a Sanctions List or is subject to Sanctions;

2.1.108.2	a person which is ordinarily resident in a country or territory which is listed on a Sanctions List or is subject to Sanctions;

2.1.109	"Sanctioned Transaction" means financing or providing any credit, directly or indirectly, to -

2.1.109.1	a Sanctioned Entity; or

2.1.109.2

any other person or entity, if the Borrower has actual knowledge that the person or entity proposes to use the proceeds of the financing or credit for the purpose of financing or providing any credit, directly or indirectly, to a Sanctioned Entity, in each case to the extent that to do so is prohibited by, or would cause any breach of, Sanctions;

2.1.110	"Sanctions" means trade, economic or financial sanctions, laws, regulations, embargoes or restrictive measures imposed, administered or enforced from time to time by any Sanctions Authority;

2.1.111	"Sanctions Authority" means —

2.1.111.1	the United Nations;

2.1.111.2	the European Union;

2.1.111.3	the Council of Europe (founded under the Treaty of London, 1946);

2.1.111.4	the government of the United States of America;

2.1.111.5	the government of the United Kingdom;

2.1.111.6	the government of the Republic of France,

and any of their governmental authorities, including, without limitation, the Office of Foreign Assets Control for the US Department of Treasury ("OFAC"), the US Department of Commerce, the US State Department or the US Department of the Treasury, Her Majesty's Treasury ("HMT") and the French Ministry of Finance;

2.1.112	"Sanctions List" means—

2.1.112.1	the Specially Designated Nationals and Blocked Persons List maintained by OFAC;

2.1.112.2	the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained by HMT,

and any similar list maintained, or a public announcement of a Sanctions designation made, by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time;

2.1.113

"Screen Rate" means the mid-market rate for deposits in ZAR for the relevant period which appears on the Reuters Screen SAFEY Page alongside the caption 'Yield' at the applicable time (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If such page or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower;

2.1.114

"Security" means a mortgage bond, notarial bond, cession in security, charge, pledge, hypothec, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

2.1.115	"Security Documents" means, collectively –

2.1.115.1	the Debt Guarantee;

2.1.115.2	the Counter-Indemnity Agreement;

2.1.115.3	the Shareholders Guarantee, Cession and Pledge Agreement;

2.1.115.4	the Guarantee, Cession and Pledge Agreement;

2.1.115.5	the Registrable Security Documents;

2.1.115.6	any document amending the Security Documents listed in clause 2.1.115.1 to 2.1.115.5; and

2.1.115.7	any other document designated as such by the Agent and the Borrower,

and "Security Document" means any one of them, as the context may require;

2.1.116	"Security Structure Documents" means, collectively –

2.1.116.1	the memorandum of incorporation of the Debt Guarantor;

2.1.116.2	the Debt Guarantor Management Agreement;

2.1.116.3	the trust deed, in terms of which the DNI SPV Owner Trust, is established (together with the letters of authority issued by the Master of the High Court in favour of the trustees of the trust);

2.1.117

"Senior Interest Charged" means, in respect of any Measurement Period, Finance Charges charged in relation to Net Senior Debt as per the consolidated income statement of the Group, in each case for such Measurement Period;

2.1.118	"Shareholders" means, collectively –

2.1.118.1	Net1 SA; and

2.1.118.2	each member of the Consortium,

and "Shareholder" means any one of them as the context may require;

2.1.119

"Shareholders Guarantee, Cession and Pledge Agreement" means the guarantee, cession and pledge agreement concluded or to be concluded on or about the Signature Date between, amongst others, the Debt Guarantor and the Shareholders (other than Net1);

2.1.120	"Signature Date" means the date of the signature of the Party last signing this Agreement in time;

2.1.121	"South Africa" means the Republic of South Africa;

2.1.122

"Special Notarial Bond" means one or more special notarial bonds given by the applicable Obligor in favour of the Debt Guarantor over specified moveable assets of the applicable Obligor, as continuing covering security for the obligations of the Borrower to the Debt Guarantor under the Finance Documents (including, in each case, a special power of attorney in favour of CDH to pass and lodge that bond for registration with the applicable statutory public registry);

2.1.123	"Speckpack" means Speckpack Field Services Proprietary Limited, registration number 2014/164903/07, a private company duly incorporated in accordance with the laws of South Africa;

2.1.124

"Subordination Agreement" means the subordination agreement concluded or to be concluded on or about the Signature Date between, amongst others, the Borrower, M4J, the other Obligors, the Shareholders (other than Net1) and the Agent;

2.1.125

"Subsidiary" means a 'subsidiary' as defined in the Companies Act and shall include any person who would, but for not being a 'company' under the Companies Act, qualify as a 'subsidiary' as defined in the Companies Act;

2.1.126

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

2.1.127	"TSPC" means The Starterpack Company Proprietary Limited, registration number 2007/010809/07, a private company duly incorporated in accordance with the laws of South Africa;

2.1.128	"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents;

2.1.129	"Utilisation" means a utilisation of the Facility;

2.1.130	"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made;

2.1.131	"Utilisation Request" means a notice substantially in the form set out in Annexure C (Form of Utilisation Request);

2.1.132	"VAT" means (i) any value added tax as provided for in the Value Added Tax Act, 1991, (ii) any general service tax and (iii) any other tax of a similar nature; and

2.1.133	"ZAR" means South African Rand, the lawful currency of South Africa.

2.2	Construction

2.2.1	Unless a contrary indication appears, any reference in this Agreement to –

2.2.1.1

the "Agent", the "Debt Guarantor", any "Finance Party", the "Lender" or any "Party", or any other person shall be construed so as to include its successors in title, permitted cessionaries and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

2.2.1.2	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

2.2.1.3	"assets" includes present and future properties, revenues and rights of every description;

2.2.1.4	"authority" includes any court or any governmental, intergovernmental or supranational body, agency, department or any regulatory, self-regulatory or other authority;

2.2.1.5	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

2.2.1.6

"guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

2.2.1.7

the use of the word "including" followed by specific examples will not be construed as limiting the meaning of the general wording preceding it, and the eiusdem generis rule must not be applied in the interpretation of such general wording or such specific examples;

2.2.1.8	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

2.2.1.9

a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

2.2.1.10

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

2.2.1.11	a provision of law is a reference to that provision as amended or re-enacted; and

2.2.1.12	a time of day is a reference to Johannesburg time.

2.2.2

The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

2.2.3	Section, clause and Annexures headings are for ease of reference only.

2.2.4

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

2.2.5	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

2.2.6

If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation clause, effect shall be given to it as if it were a substantive provision of the relevant Finance Document.

2.2.7	Unless inconsistent with the context, an expression in any Finance Document which denotes the singular includes the plural and vice versa.

2.2.8	The Annexures to any Finance Document form an integral part thereof and a reference to a "clause" or a "Annexures" is a reference to a clause of, or a annexure to, this Agreement.

2.2.9

The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the party responsible for the drafting thereof, shall not apply in the interpretation of the Finance Documents.

2.2.10

The expiry or termination of any Finance Documents shall not affect those provisions of the Finance Documents that expressly provide that they will operate after any such expiry or termination or which of necessity must continue to have effect after such expiry or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.2.11

The Finance Documents shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators of the Parties as fully and effectually as if they had signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party's administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators, as the case may be.

2.2.12	Where figures are referred to in numerals and in words in any Finance Document, if there is any conflict between the two, the words shall prevail.

2.2.13

Unless a contrary indication appears, where any number of days is to be calculated from a particular day, such number shall be calculated as including that particular day and excluding the last day of such period.

2.3	Third Party Rights

2.3.1

Except as expressly provided for in this Agreement or in any other Finance Document, no provision of any Finance Document constitutes a stipulation for the benefit of any person who is not a party to that Finance Document.

2.3.2

Notwithstanding any term of any Finance Document, the consent of any person who is not a party to that Finance Document is not required to rescind or vary that Finance Document at any time except to the extent that the relevant variation or rescission (as the case may be) relates directly to the right conferred upon any applicable third party under a stipulation for the benefit of that party that has been accepted by that third party.

3	THE FACILITY

3.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a ZAR revolving loan facility in an aggregate amount equal to the Commitment.

3.2	Finance Parties' Rights and Obligations

3.2.1

The obligations of each Finance Party under the Finance Documents are separate and independent. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

3.2.2

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with clause 3.2.3 below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by the Borrower which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by the Borrower.

3.2.3	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

4	PURPOSE

4.1	Purpose

The Borrower shall apply all amounts borrowed by it under Facility towards –

4.1.1	advancing funding to other members of the Group for the purposes of facilitating the acquisition and/or requisitioning of telecommunications towers;

4.1.2

allow for the reimbursement of any internally generated cashflows utilised by any member of the Group to finance the acquisition and/or requisition of telecommunications towers in the current financial year ending 30 June 2018; and

4.1.3	paying the transaction costs incurred in respect of the drafting of the Finance Documents.

4.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5	CONDITIONS OF UTILISATION

5.1	Initial Condition Precedent

5.1.1	The Borrower may not deliver a Utilisation Request unless –

5.1.1.1

the Agent is satisfied that the Net Senior Debt to EBITDA Ratio (normalised) does not exceed 1.50 times, with EBITDA being the pro forma last twelve Months EBITDA calculated using the latest management accounts of the Borrower on a consolidated basis for the financial quarter immediately preceding the Fulfilment Date;

5.1.1.2	all the Conditions Precedent have been delivered to the Agent in form and substance satisfactory to the Agent; or

5.1.1.3

to the extent that any Conditions Precedent are not in a form and in substance satisfactory to the Agent or have not been delivered, the Agent has, by notice in writing to the Borrower, waived or deferred delivery of those Conditions Precedent which are not in a form and in substance satisfactory to it or which have not been delivered, upon such terms and conditions as the Agent may specify in the aforesaid notice.

5.1.2	The Agent shall notify the Borrower and the Lender promptly upon being so satisfied.

5.1.3	Each Utilisation Request delivered by the Borrower shall be accompanied by a Compliance Certificate confirming compliance with clause 21.1 (Financial Condition).

5.1.4

Other than to the extent that the Lender notifies the Agent in writing to the contrary before the Agent gives the notification described in clause 5.1.1 above, the Lender authorises (but does not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as result of giving any such notification.

5.2	Further Conditions Precedent

The Lender will only be obliged to comply with clause 6.4 (Lender's Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date –

5.2.1	no Default is continuing or would result from the proposed Loan;

5.2.2	no Material Adverse Change has occurred or would result from the proposed Loan;

5.2.3	the Repeating Representations are true in all material respects;

5.2.4

the Borrower is in compliance with clause 21.1 (Financial Condition) and the ratio set out in clause 8.8 (Amortisation Trigger) and will, over the next two Measurement Periods following the proposed Utilisation Date, continue to be in compliance with the financial covenants set out in clause 21.1 (Financial Condition) and the ratio set out in clause 8.8.1 (Amortisation Trigger); and

5.2.5	the Borrower is in compliance with clause 9.4 (Capitalisation of Interest).

5.3

If the Conditions Precedent are not fulfilled, deferred and/or waived on or before the Longstop Date the Agent (on behalf of the Lender) shall be entitled to cancel this Agreement and all of the Finance Documents by written notice to the Borrower. Such cancellation shall be without prejudice to the Borrower's obligations under clause 17 (Costs and Expenses) to pay any costs, fees, expenses or taxes then due and payable provided for therein and the provisions of clauses 28 (Payment Mechanics) to 43 (Jurisdiction) shall remain in force for such purpose.

6	UTILISATION

6.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10:00am on the day at least three Business Days' prior to the proposed Utilisation Date, or such other period as consented to in writing by the Agent.

6.2	Completion of a Utilisation Request

6.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless –

6.2.1.1	the proposed Utilisation Date is a Business Day within the Availability Period; and

6.2.1.2	the currency and amount of the Utilisation comply with clause 6.3 (Currency and amount).

6.2.2	Only one Loan may be requested in each Utilisation Request.

6.2.3	Only three Utilisation Requests may be submitted per Month.

6.3	Currency and Amount

6.3.1	The currency specified in a Utilisation Request must be ZAR.

6.3.2

The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of ZAR20,000,000 and in integral multiples of ZAR5,000,000 or, if less, the Available Facility.

6.4	Lender's Participation

6.4.1	If the conditions set out in this Agreement have been met, the Lender shall make each Loan available by the Utilisation Date.

6.4.2	The Agent shall notify the Lender of the amount of each Loan by 11:00am the Business Day before the proposed Utilisation Date.

6.5	Cancellation of Commitment

Any part of the Commitment which, at that time, is unutilised shall be immediately cancelled at the end of the Availability Period.

6.6	Consolidation of Loans

If, on an Interest Payment Date, there is more than one Loan outstanding, then on such Interest Payment Date such Loans shall be consolidated and treated as a single Loan made under the Facility.

7	REPAYMENT

7.1	Repayment of Loans

7.1.1

The aggregate outstanding principal amount of the Loans shall be repaid by the Borrower to the Agent (for the account of the Lender) by the Borrower paying a single bullet payment to the Agent on or before the Final Repayment Date. The Loans, all accrued and unpaid interest and all other amounts owing by the Borrower to the Lender in respect of the Facility shall be paid in full in a single bullet payment by no later than the Final Repayment Date.

7.1.2	The Borrower may, save for the amount of any Loan prepaid in respect of any mandatory prepayment, re-borrow the amount of any Loan paid, repaid or prepaid.

8	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction (i) for any Obligor or the Lender to perform any of its obligations as contemplated by this Agreement and/or any other Finance Document or (ii) for the Lender to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so –

8.1.1	the Lender or the Borrower (as applicable) shall promptly notify the Agent upon becoming aware of that event;

8.1.2	upon the Agent notifying the Borrower or the Lender (as applicable), the Available Commitment will be immediately cancelled; and

8.1.3

the Borrower shall repay the Facility Outstandings on the last day of the Interest Period occurring after the Agent has notified the Borrower or the Lender (as applicable) or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of Control

8.2.1	If a Change of Control occurs –

8.2.1.1	the Borrower shall promptly notify the Agent upon becoming aware of that event;

8.2.1.2	the Lender shall not be obliged to fund a Utilisation; and

8.2.1.3

if the Lender so requires and notifies the Agent within three days of the Borrower notifying the Agent of the event, the Agent shall, by not less than three days' notice to the Borrower, cancel the Commitment and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment will be cancelled and all outstanding Loans and amounts will become immediately due and payable.

8.2.2	For the purpose of clause 8.2.1 above "Change of Control" means –

8.2.2.1	if Net1 SA, at any time before the Discharge Date, increases its shareholding in the Borrower above 50% and thereafter ceases directly or indirectly to –

8.2.2.1.1

have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast or control the casting of, at least 50% of votes that might be cast at a general meeting of the Borrower; or

8.2.2.1.2

hold beneficially and legally more than 50% of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

8.2.2.2	if Net1 SA's shareholding remains unchanged from that existing at the Signature Date, it ceases directly or indirectly to –

8.2.2.2.1

have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast or control the casting of, at least 49% of votes that might be cast at a general meeting of the Borrower; or

8.2.2.2.2

hold beneficially and legally more than 49% of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

8.2.2.3	the Consortium ceases directly or indirectly to –

8.2.2.3.1

have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast or control the casting of, at least 10% of votes that might be cast at a general meeting of the Borrower; or

8.2.2.3.2

hold beneficially and legally more than 10% of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

8.2.2.4	subject to clause 8.2.2.1 above, any person or entity or any group of persons acting in concert to acquire Control of the Borrower.

8.3	Material Disposal

If any Obligor or any other member of the Group Disposes of any assets or business which, in the aggregate, contribute more than 25% of total assets and/or 25% of the latest consolidated EBITDA of the Group –

8.3.1	the Borrower shall promptly notify the Agent upon becoming aware of that event;

8.3.2	upon the Agent notifying the Lender, the Available Commitment will be immediately cancelled; and

8.3.3

if the Lender so requires and notifies the Agent within three days of the Borrower notifying the Agent of the event, the Agent shall, by not less than three days' notice to the Borrower, cancel the Commitment and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment will be cancelled and all outstanding Loans and amounts will become immediately due and payable.

8.4	Mandatory prepayment – Insurance Proceeds

If –

8.4.1	any assets of the Borrower are damaged, lost or destroyed; and

8.4.2

the Borrower recovers any proceeds of Insurance in excess of ZAR25,000,000 on account of such assets from any insurer, other than any amounts recovered as a result of business interruption and/or third-party claims ("Insurance Proceeds"),

8.5

the Borrower shall by no later than five Business Days of receipt of such proceeds, make a mandatory prepayment on account of the Facility, in an amount equal to the Insurance Proceeds less any portion thereof which the Borrower notifies the Agent is, or is to be, applied in the replacement, reinstatement and/or repair of the assets so lost or destroyed and/or repair the assets so damaged or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made (or to reimburse the Borrower for any amount applied in replacing, reinstating and/or repairing such assets) ("Excluded Insurance Proceeds") and such Excluded Insurance Proceeds are –

8.5.1.1	committed for such application (as evidenced by a resolution of the board of directors of the Borrower which has been passed within sixty days of the date of receipt of such Insurance Proceeds); and

8.5.1.2

are so applied within one hundred and twenty days of the date of receipt or such longer period as may reasonably be required to replace, reinstate and/or repair the relevant asset (as reasonably determined by the Borrower, on the basis of professional advice).

8.6	Mandatory prepayment – Disposal Proceeds

Subject to the provisions of clause 8.3 (Material Disposal) above, if –

8.6.1	any assets or business of the Borrower is Disposed of; and

8.6.2	the Borrower recovers any Disposal Proceeds in excess of ZAR25,000,000 on account of such Disposal,

8.7

the Borrower shall by no later than five Business Days of receipt of such Disposal Proceeds, make a mandatory prepayment on account of the Facility, in an amount equal to the Disposal Proceeds less any portion thereof which the Borrower notifies the Agent is, or is to be, applied in the replacement of the assets, business or undertaking so Disposed of ("Excluded Disposal Proceeds") and such Excluded Disposal Proceeds are –

8.7.1.1	committed for such application (as evidenced by a resolution of the board of directors of the Borrower which has been passed within sixty days of the date of receipt of such Disposal Proceeds); and

8.7.1.2

are so applied within one hundred and twenty days of the date of receipt or such longer period as may reasonably be required to replace, reinstate and/or repair the relevant asset (as reasonably determined by the Borrower, on the basis of professional advice).

8.8	Amortisation Trigger

8.8.1

The Borrower shall ensure that the Gross Senior Debt to EBITDA Ratio for any LTM Measurement Period in column 1 shall not exceed the ratio set out in column 2 of the table below opposite that LTM Measurement Period:

Measurement Period [Column 1]	Ratio [Column 2]
Ending on Measurement Dates 1 to 4	0.75 times
Ending on Measurement Dates 5 to 8	0.75 times
Each Measurement Period thereafter:	0.75 times

8.8.2	Subject to clause 21.3 (Equity Cure), should the Borrower at any time fail to comply with the provisions of clause 8.8.1 above –

8.8.2.1	the Borrower shall promptly notify the Agent upon becoming aware of that event;

8.8.2.2	upon the Agent notifying the Lender, the Available Commitment will be immediately cancelled; and

8.8.2.3

the Borrower shall, with effect from the next Interest Payment Date and on each Interest Payment Date thereafter settle the Facility Outstandings by making payment to the Agent (for the account of the Lender) in equal instalments of capital and interest such that the Facility amortises to zero by no later than the Final Repayment Date.

8.8.3

If, at any time, there is a reduction or an increase in JIBAR, the Agent shall recalculate the rate applicable to the payments made by the Borrower pursuant to clause 8.10.6.2 above and notify the Borrower of the revised instalments due.

8.9	Voluntary Cancellation

The Borrower may, if it gives the Agent not less than ten Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of ZAR25,000,000) of the Available Facility. Any cancellation under this clause 8.3 shall reduce the Commitments of the Lender rateably under the Facility

8.10	Voluntary Prepayment

8.10.1	The Borrower shall be entitled to voluntarily prepay a Loan, provided the procedure set out in this clause 8.10 has been followed.

8.10.2

In the event that the Borrower wishes to effect a voluntary prepayment of a Loan, or any part thereof from internally generated cash flows, then the Borrower shall notify the Agent in writing, not less than three Business Days prior to the proposed date (the "Voluntary Prepayment Date") of such voluntary prepayment, (the "Voluntary Prepayment Amount") the amount it wishes to voluntarily prepay (if in part, being an amount that reduces the amount of a Loan by a minimum amount of ZAR5,000,000 and in integral multiples of ZAR5,000,000).

8.10.3

If such voluntary prepayment is funded through a Refinancing, the amount to be prepaid shall be an amount not less than the aggregate of the Facility Outstandings and all other amounts payable or to become payable by the Borrower on account of such voluntary prepayment (including without limitation Breakage Costs and penalties).

8.10.4	On the Voluntary Prepayment Date, the Borrower shall pay into the Agent (for the account of the Lender) the Voluntary Prepayment Amount.

8.10.5

Any Voluntary Prepayment Amount shall be applied on the Voluntary Prepayment Date to prepay a Loan under the Facility (including accrued interest) and shall be allocated in accordance with the provisions of clause 28.5 (Partial payments) below.

8.10.6	The Borrower shall pay to the Agent (for the account of the Lender) a penalty in respect of a Refinancing –

8.10.6.1

at any time from and including the first Utilisation Date to and including the date falling twelve Months after the first Utilisation Date, in an amount equal to 2% of the Facility Outstandings so prepaid; and

8.10.6.2

at any time from and excluding the date falling twelve Months after the first Utilisation Date to and including the date falling eighteen Months after the first Utilisation Date, in an amount equal to 1% of the Facility Outstandings so prepaid,

8.10.7

provided no such penalty shall be payable in respect of the Lender's proportional participation in such Refinancing pursuant to its right to match pursuant to clause 8.11 (Lender's right to match) below.

8.11	Lender's right to match

The Borrower undertakes in favour of the Agent that if it is entering into, or is contemplating entering into a Refinancing then –

8.11.1

the Borrower shall not enter into any Refinancing Agreement until it has entered into negotiations with the Lender, the aim of which shall be to afford the Lender the opportunity to provide 50% of the Refinancing; and

8.11.2

if negotiations conducted in good faith between the Borrower and the Lender in connection with such Refinancing have continued for a period of sixty days (or such longer period as may be agreed in writing between the Borrower and the Agent) and have not resulted in the conclusion of an agreement then the Borrower may, following written notice from it of its intention to do so, engage in a Refinancing agreement or Refinancing agreement with a third-party financier.

8.12	Right of Repayment and Cancellation

8.12.1	If –

8.12.1.1	any sum payable to the Lender by the Borrower is required to be increased under clause 14.2.3 (Tax gross-up); or

8.12.1.2	the Lender claims indemnification from the Borrower under clause 14.3 (Tax indemnity) or clause 15.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues and provided no Default is then continuing, give the Agent notice of cancellation of the Commitment and its intention to procure the repayment of the Loans.

8.12.2	On receipt of a notice of cancellation referred to in clause 8.12.1 above, the Commitment shall immediately be reduced to zero.

8.12.3

On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under clause 8.12.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay the Loans.

8.13	Restrictions

8.13.1

Any notice of cancellation or prepayment given under this clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.13.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.13.3	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

8.13.4	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

8.13.5	If the Agent receives a notice under this clause 8 it shall promptly forward a copy of that notice to the affected Lender.

8.13.6

If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of clause 5.2 (Further conditions precedent)), an amount of the Commitment (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

9	INTEREST

9.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of –

9.1.1	the Base Rate; and

9.1.2	the Margin.

9.2	Payment of Interest

9.3	Subject to clause 9.4 below, the Borrower shall pay accrued interest on each Loan on each Interest Payment Date.

9.4	Capitalisation of interest

9.4.1

Subject to clause 9.4.2 below, all Accrued Interest shall to the extent not paid on the applicable Interest Payment Date, be capitalised to that Loan and form part of the outstanding principal for that Loan for purposes of the calculation of interest for each succeeding Interest Period (until paid in accordance with the provisions of this Agreement).

9.4.2

Capitalisation of Accrued Interest shall not be permitted if the Facility Outstandings would, as a result, equal or exceed the Commitment, and the Borrower shall in such circumstances pay all Accrued Interest on that Interest Payment Date.

9.5	Default Interest

9.5.1

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 9.5.2 below, is 2% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of that Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 9.5 shall be immediately payable by the Borrower on demand by the Agent.

9.5.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan –

9.5.2.1	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

9.5.2.2	the rate of interest applying to the overdue amount during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the overdue amount had not become due.

9.5.3

Default interest (if unpaid) arising on any overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.6	Notification of Rates of Interest

9.6.1	The Agent shall promptly notify the Lender and the Borrower of the determination of a rate of interest under this Agreement.

9.6.2	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

10	INTEREST PERIODS

10.1	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11	CHANGES TO THE CALCULATION OF INTEREST

11.1	Unavailability of Screen Rate

11.1.1

If no Screen Rate is available for JIBAR for (i) ZAR or (ii) the Interest Period of a Loan, the applicable JIBAR shall be the Reference Bank Rate as of noon on the Quotation Day and for a period equal in length to the Interest Period of that Loan.

11.1.2

If clause 11.1.1 above applies but no Reference Bank Rate is available for ZAR or the relevant Interest Period there shall be no JIBAR for that Loan and clause 11.4 (Cost of funds) shall apply to that Loan for that Interest Period.

11.2	Calculation of Reference Bank Rate

11.2.1

Subject to clause 11.2.2 below, if JIBAR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by noon on the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

11.2.2	If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

11.3	Market Disruption

If before close of business in Johannesburg on the Quotation Day the Agent receives notifications from the Lender that the cost to it of funding any Loan, from whatever source it may reasonably select, would be in excess of JIBAR then clause 11.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

11.4	Cost of Funds

11.4.1	If this clause 11.4 applies, the rate of interest on each Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of –

11.4.1.1	the Margin; and

11.4.1.2

the rate notified to the Agent by the Lender as soon as practicable and in any event by close of business on the date falling three Business Days after the Quotation Day, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select.

11.4.2

If this clause 11.4 applies and the Agent or the Borrower so requires, the Agent (on behalf of the Lender) and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

11.4.3	Any alternative basis agreed pursuant to clause 11.4.2 above shall, with the prior consent of the Agent and the Borrower, be binding on all Parties.

11.4.4	If this clause 11.4 applies pursuant to clause 11.3 (Market disruption) and –

11.4.4.1	the Lender's Funding Rate is less than JIBAR; or

11.4.4.2	the Lender does not supply a quotation by the time specified in clause 11.4.1.2 above,

the cost to the Lender of funding that Loan for that Interest Period shall be deemed, for the purposes of clause 11.4.1 above, to be JIBAR.

11.5	Notification to Borrower

If clause 11.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Borrower.

11.6	Break Costs and Break Gains

11.6.1

The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

11.6.2

The Agent (on behalf of the Lender) shall credit to the Borrower a sum equal to the Break Gains applicable to any prepayment made by the Borrower, provided that the Lender shall not be obliged to credit such Break Gains to the Borrower where such Break Gains are realised as a consequence of any prepayment of a Loan due to an Event of Default or breach by the Obligors (or any of them) of any provision of the Finance Documents to which they are a party.

11.6.3

The Agent (on behalf of the Lender) shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming in reasonable detail the amount of its Break Costs or Break Gains (as applicable) for any Interest Period in which they accrue

12	FEES

12.1	Deal Origination Fee

12.1.1	The Borrower shall pay the Agent (for the account of the Lender) a non-refundable deal origination fee equal to ZAR2,000,000 (plus VAT thereon) ("Deal Origination Fee").

12.1.2	The Deal Origination Fee is due on the Signature Date and payable on the earlier of (i) the first Utilisation Date or (ii) the Longstop Date.

12.2	Commitment Fee

12.2.1

The Borrower shall pay to the Agent (for the account of the Lender) a fee computed at the rate of 1% per annum (plus VAT thereon) on the Available Commitment for the period from (and including) the Signature Date to and (including) the last day of the Availability Period.

12.2.2

The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the Commitment at the time the cancellation is effective.

12.3	Agency Fee

12.3.1

The Borrower shall pay to the Agent (for its own account) an agency fee ("Agency Fee") in an amount not exceeding ZAR100,000 per annum (Indexed) provided that no agency fee shall be payable for so long as there is only one Lender under the Finance Documents.

12.3.2	The Agency Fee shall become due on the date that a New Lender (as defined in clause 24 (Changes to the Parties) below) becomes a party to the Finance Documents ("Transfer Date") but shall be payable –

12.3.2.1	firstly, 30 days after the Transfer Date; and

12.3.2.2	thereafter, annually on each anniversary of the Transfer Date.

13	EXTENSION

13.1

The Borrower may request in writing that the Final Repayment Date be extended for a further period of three years by giving notice to the Agent no less than forty-five Business Days prior to the Final Repayment Date.

13.2

The Agent shall give written notice of the Lender's decision as to whether or not it is willing to offer such extension to the Borrower on such terms as it may determine, by no later than fifteen Business Days prior to the Final Repayment Date unless otherwise agreed by the Agent in writing.

13.3	If the written notice is not given timeously by the Agent, the Facility shall expire on the Final Repayment Date.

13.4

If the Agent (on behalf of the Lender) consents to an Extension, the Lender shall be entitled to charge and the Borrower shall be obliged to pay a structuring and execution fee in respect of such extension of the Facility.

13.5	Any Extension shall be subject to the Lender obtaining internal approvals including, without limitation, from its credit committee.

14	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

14.1.1	In this Agreement –

14.1.1.1

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document;

14.1.1.2	"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax;

14.1.1.3	"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document; and

14.1.1.4	"Tax Payment" means either the increase in a payment made by the Borrower to a Finance Party under clause 14.2 (Tax gross-up) or a payment under clause 14.3 (Tax indemnity).

14.1.2	Unless a contrary indication appears, in this clause 13 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

14.2	Tax Gross-Up

14.2.1	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2

The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, the Lender shall notify the Agent on becoming so aware in respect of a payment payable to the Lender. If the Agent receives such notification from the Lender it shall notify the Borrower.

14.2.3

If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4

If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.5

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax Indemnity

14.3.1

The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

14.3.2	Clause 14.1.1 above shall not apply –

14.3.2.1

with respect to any Tax assessed on a Finance Party under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

14.3.2.2	to the extent a loss, liability or cost is compensated for by an increased payment under clause 14.2 (Tax gross-up).

14.3.3

A Protected Party making, or intending to make a claim under clause 14.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

14.3.4	A Protected Party shall, on receiving a payment from the Borrower under this clause 14.3, notify the Agent.

14.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that –

14.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, or to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

14.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

14.4.3	the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

14.5	Stamp Taxes

The Borrower shall (within three Business Days of demand) indemnify each Finance Party against, and shall pay to the relevant Finance Party, any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	Value Added Tax

14.6.1

All amounts set out or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause 14.6.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

14.6.2

If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party ("Recipient") under a Finance Document, and any Party other than the Recipient ("Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause 14.6.2 applies) promptly pay the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply.

14.6.3

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

15	INCREASED COSTS

15.1	Increased Cost

15.1.1

Subject to clause 15.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signature Date or (iii) the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government entity, a regulator, a Finance Party or any of its Affiliates)..

15.1.2	In this Agreement "Increased Costs" means –

15.1.2.1	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

15.1.2.2	an additional or increased cost; or

15.1.2.3	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into the Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased Cost Claims

15.2.1

A Finance Party intending to make a claim pursuant to clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

15.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

15.3.1	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is –

15.3.1.1	attributable to a Tax Deduction required by law to be made by the Borrower;

15.3.1.2

compensated for by clause 14.3 (Tax indemnity) (or would have been compensated for under clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 14.3.2 (Tax indemnity) applied); or

15.3.1.3	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.3.2	In this clause 15.3, a reference to a "Tax Deduction" has the same meaning given to that term in clause 14.1 (Definitions).

16	OTHER INDEMNITIES

16.1	Currency Indemnity

16.1.1

If any sum due from an Obligor under the Finance Documents ("Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency ("First Currency") in which that Sum is payable into another currency ("Second Currency") for the purpose of –

16.1.1.1	making or filing a claim or proof against that Obligor; or

16.1.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against and shall pay to each such Finance Party any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between the rate of exchange used to convert that Sum from the First Currency into the Second Currency and the rate or rates of exchange available to that person at the time of its receipt of that Sum.

16.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other Indemnities

The Borrower shall within three Business Days of demand, indemnify each Finance Party against and shall pay to each such Finance Party any cost, loss or liability incurred by that Finance Party as a result of –

16.2.1	the occurrence of any Default;

16.2.2

a failure by any Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 27 (Sharing among the Finance Parties);

16.2.3

funding, or making arrangements to fund a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

16.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

16.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against and shall pay to the Agent any cost, loss or liability incurred by the Agent as a result of –

16.3.1	investigating or taking any other action in connection with any event which, based on the advice of any person referred to in clause 16.3.5 below, it reasonably concludes to be a Default;

16.3.2	any failure by the Borrower to comply with its obligations under clause 17 (Costs and Expenses);

16.3.3	any default by the Borrower in the performance of any of the other obligations expressed to be assumed by it in the Finance Documents;

16.3.4	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Agent by the Finance Documents or by law;

16.3.5	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

16.3.6	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17	MITIGATION BY THE FINANCE PARTIES

17.1	Mitigation

17.1.1

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 8.1 (Illegality), clause 13 (Tax gross-up and Indemnities) or clause 15 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to an Affiliate.

17.1.2	Clause 17.1.1 above does not in any way limit the obligations of the Borrower under the Finance Documents.

17.2	Limitation of Liability

17.2.1

The Borrower shall promptly indemnify each Finance Party against and shall pay to each such Finance Party all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 17.1 (Mitigation).

17.2.2	A Finance Party is not obliged to take any steps under clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18	COSTS AND EXPENSES

18.1	Transaction Expenses

The Borrower shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred and properly evidenced by any of them in connection with the negotiation, preparation, printing, execution and syndication of –

18.1.1	this Agreement and any other documents referred to in this Agreement; and

18.1.2	any other Finance Documents executed after the Signature Date.

18.2	Amendment Costs

If –

18.2.1	the Borrower requests an amendment, waiver or consent; or

18.2.2	there is any change in law or any regulation which requires an amendment, waiver or consent under the Finance Documents,

18.2.3

the Borrower shall, within three Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party in connection with evaluating, negotiating or complying with any such request or requirement.

18.3	Enforcement Costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees on the scale as between attorney and own client whether incurred before or after judgement) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

19	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this clause 19 to each Finance Party on the Signature Date.

19.1	Status

19.1.1	Each Obligor is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

19.1.2	Each Obligor and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding Obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

19.3	Non-Conflict with other Obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the finance documents do not and will not conflict with –

19.3.1	any law or regulation applicable to it;

19.3.2	its constitutional documents; or

19.3.3	any agreement or instrument binding upon it or any of its subsidiaries or any of its or any of its subsidiaries' assets.

19.4	Power and Authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

19.5	Validity and Admissibility in Evidence

All authorisations required or desirable –

19.5.1	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents;

19.5.2	to make the Finance Documents admissible in evidence in each Obligor's original jurisdiction; and

19.5.3	for the conduct of the business, trade and ordinary activities by each member of the Group,

have been obtained or effected and are in full force and effect.

19.6	Governing Law and Enforcement

19.6.1	The choice of South African law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

19.6.2	Any judgment obtained in South Africa in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Deduction of Tax

No Obligor is required to make any Tax Deduction (as defined in clause 14.1 (Definitions) from any payment it may make under any Finance Document.

19.8	No Filing or Stamp Taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	No Default

19.9.1	No Event of Default is continuing or might reasonably be expected to result from the entry into, or the performance of any transaction contemplated by, the Finance Documents.

19.9.2

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any other Obligor or to which its (or any other Obligor's) assets are subject which might result in a Material Adverse Change.

19.10	No Misleading Information

19.10.1

Any factual information provided by or on behalf of the Borrower and each other Obligor was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

19.10.2

Nothing has occurred or been in relation to the Finance Documents and the transactions contemplated under the Finance Documents and no information has been given or withheld that results in the information provided in connection with the Finance Documents being untrue or misleading in any material respect.

19.10.3

All other written information provided by or on behalf of the Borrower (including its advisors) and each other Obligor to a Finance Party under or in connection with the Finance Documents was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.11	Financial Statements

19.11.1	Its Original Financial Statements were prepared in accordance with IFRS consistently applied.

19.11.2

Its Original Financial Statements give a true and fair view and present its financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year.

19.11.3

There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since the date on which the Original Financial Statements were submitted to the Agent.

19.12	Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13	No Proceedings

19.13.1

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to result in a Material Adverse Change has or have (to the best of its knowledge and belief) been started or threatened against it or any other member of the Group.

19.13.2

No judgment or order of a court, arbitral body or agency which might reasonably be expected to result in a Material Adverse Change has (to the best of its knowledge and belief) been made against it or any other member of the Group.

19.14	Insolvency and Financial Distress

19.14.1	No –

19.14.1.1	corporate action, legal proceeding or other procedure or step described in clause 22.11 (Insolvency and business rescue proceedings); or

19.14.1.2

creditors' process described in clause 23.8 (Creditors' process), has been taken or threatened in relation to it or any other member of the Group; and none of the circumstances described in clause 22.10 (Insolvency) applies to a member of the Group.

19.14.2	Neither it nor any member of the Group is 'Financially Distressed' (as defined in the Companies Act).

19.15	No Breach of Laws

19.15.1	It has not (and no other member of the Group has) breached any law or regulation which breach has or is reasonably likely to result in a Material Adverse Change.

19.15.2

No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to result in a Material Adverse Change.

19.16	Environmental Laws

19.16.1

Each member of the Group is in compliance with clause 21.2 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to result in a Material Adverse Change.

19.16.2

No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to result in a Material Adverse Change.

19.17	Authorised Signatures

Any person specified as its authorised signatory under the Finance Documents or clause 20.5.4.2 (Information – miscellaneous) is authorised to sign Utilisation Requests and other notices on its behalf.

19.18	Accounting Reference Date

Its Accounting Reference Date is 30 June.

19.19	No Immunity

In any proceedings taken in South Africa or in any other jurisdiction, no Obligor will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process in relation to any Finance Document.

19.20	Material Subsidiaries

19.20.1

It and each other member of the Group (other than M4J and Speckpack) which holds a direct interest in a Material Subsidiary has provided or will provide (as the case may be) the Security in the form and at the time as required under clause 22.21 (Material Subsidiaries).

19.20.2	The aggregate contribution of the Guarantors (i) the EBITDA of the Group and (ii) the Asset Value of the Group and/or (iii) gross turnover of the Group is at least 90%.

19.21	Anti-corruption and Sanctions

19.21.1	No Obligor or other member of the Group —

19.21.1.1

is (or will) finance or make funds available directly or indirectly to any person or entity which is currently a Sanctioned Entity or as part of a Sanctioned Transaction, to the extent such financing or provision of funds would currently be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions;

19.21.1.2

is contributing or will contribute or otherwise make available funds to any other person or entity for the purpose of financing the activities of any person or entity which is currently listed on a Sanctions List, to the extent such contribution or provision of proceeds would currently be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions; and

19.21.1.3	to the best of its knowledge and belief —

19.21.1.3.1	has been or is targeted under any Sanctions; or

19.21.1.3.2	has violated or is violating any applicable Sanctions.

19.21.2

It and each other member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.22	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the Signature Date, the Fulfilment Date, the date of each Utilisation Request and the first day of each Interest Period.

20	INFORMATION UNDERTAKINGS

The undertakings in this clause 20 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial Statements

The Borrower shall supply to the Agent copies of –

20.1.1	as soon as the same become available, but in any event within one hundred and twenty days after the end of each of its financial years –

20.1.1.1	its annual audited consolidated financial statements for that financial year; and

20.1.1.2	its annual audited consolidated accounts,

together with a Compliance Certificate;

20.1.2	as soon as the same become available, but in any event within forty-five days of the end of each financial quarter –

20.1.2.1

its management accounts on a consolidated basis for that financial quarter (which shall include, without limitation, a cash flow statement, income statement and balance sheet on a year-to-date basis) together with a Compliance Certificate; and

20.1.2.2

a schedule of the total active subscriber base for DNI Retail, TSPC and M4J (showing the ongoing airtime revenue and connection incentive bonus revenue received by each such entity over the applicable quarter) signed by the financial director and one other director of the Borrower.

20.2	Compliance Certificate

20.2.1	The Borrower shall supply to the Agent –

20.2.1.1	on each Measurement Date; and

20.2.1.2	with each set of financial statements and/or accounts delivered pursuant to clauses 20.1.1 and 20.1.2.1 (Financial statements),

20.2.2

a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 21 (Financial Covenants) as at the date as at which those financial statements or accounts were drawn up.

20.2.3	Each Compliance Certificate shall be signed by the financial director and one other director of the Borrower.

20.3	Requirements as to Financial Statements

The Borrower shall procure that each set of financial statements delivered pursuant to clause 20.1 (Financial statements) is prepared using IFRS.

20.4	Year-End

The Borrower shall procure that no member of the Group changes its financial year-end from the Accounting Reference Date without the prior written consent of the Agent.

20.5	Information – Miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for the Finance Parties, if the Agent so requests) –

20.5.1

copies of all documents dispatched by the Borrower to its Shareholders from time to time (or any class of them) at the same time as they are dispatched (to the extent that the disclosure of such documents by the Borrower to the Lender does not breach any fiduciary duties of any of the Borrower's directors);

20.5.2

promptly upon becoming aware of them, details and copies of any material changes proposed to or made to its constitutional documents or the constitutional documents of it or any member of the Group, including the filing of any Memorandum of Incorporation under the Companies Act;

20.5.3	promptly upon becoming aware of them, the details of –

20.5.3.1	any litigation, arbitration or administrative proceedings in excess of an amount of ZAR5,000,000; and

20.5.3.2	any liquidation applications, winding up applications or business rescue applications,

which are current, threatened or pending against any member of the Group;

20.5.4	promptly upon becoming aware of them the details of or information relation to –

20.5.4.1	any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which might result in a Material Adverse Change; and

20.5.4.2	any assets subject to Security and any Disposal or Insurance claim which will require a prepayment of the Facility Outstandings;

20.5.5

promptly, such further information regarding the financial condition, business and operations of any member of the Group and/or any member of the Group as any Finance Party (through the Agent) may reasonably request;

20.5.6	promptly, notice of any change in authorised signatories, signed by a director or company secretary and accompanied by specimen signatures of any new authorised signatories; and

20.5.7	promptly upon request, such additional information or documentation as the Agent may require in order to verify that any signatory referred to in clause 20.5.6 above has been duly authorised.

20.6	Notification of Default

20.6.1	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.6.2

Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.7	Exclusivity Agreement

The Borrower shall notify the Agent of any issuance of a termination notice under the Exclusivity Agreement and/or any cancellation or termination of the Exclusivity Agreement.

20.8	"Know your Customer" Checks

20.8.1	If –

20.8.1.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signature Date;

20.8.1.2	any change in the status of an Obligor (or of a Holding Company of that Obligor) after the Signature Date; or

20.8.1.3	a proposed Transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Agent or the Lender (or, in the case of clause 20.8.1.3 above, any prospective new Lender) to comply with 'know your customer' or similar identification procedures (whether in terms of the Financial Intelligence Centre Act, 2001 or otherwise) in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of the Lender) or the Lender (for itself or, in the case of the event described in clause 20.8.1.3 above, on behalf of any prospective new Lender) in order for the Agent, the Lender or, in the case of the event described in clause 20.8.1.3 above, any prospective new Lender to carry out and be satisfied it has complied with all necessary 'know your customer' or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.8.2

The Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary 'know your customer' or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	FINANCIAL COVENANTS

21.1	Financial Condition

21.1.1	The Borrower shall ensure that –

21.1.1.1	the Net Senior Debt to EBITDA Ratio for any LTM Measurement Period in column 1 shall not exceed the ratio set out in column 2 of the table below opposite that LTM Measurement Period:

Measurement Period [Column 1]	Ratio [Column 2]
Ending on Measurement Dates 1 to 4	1.50 times
Ending on Measurement Dates 5 to 8	1.25 times
Each Measurement Period thereafter:	1.25 times

21.1.1.2

The Borrower shall ensure that the EBITDA to Net Senior Interest Ratio for any LTM Measurement Period in column 1 shall be greater than the ratio set out in column 2 of the table below opposite that LTM Measurement Period:

Measurement Period [Column 1]	Ratio [Column 2]
Ending on Measurement Dates 1 to 4	4.00 times
Ending on Measurement Dates 5 to 8	4.25 times
Each Measurement Period thereafter:	4.25 times

21.1.2

Senior Interest Charged shall, for purposes of the financial covenants set out in clause 21.1 (Financial Condition) and the ratio set out in clause 8.8.1 (Amortisation Trigger), for the Measurement Periods in respect of the first 4 Measurement Dates be calculated an annualised basis using the actual Senior Interest Charged in respect each such Measurement Period.

21.2	Financial Testing

21.2.1	The Financial Covenants set out in clause 21.1 (Financial Condition) and the ratio set out in clause 8.8.1 (Amortisation Trigger) –

21.2.1.1

may be tested by the Agent on any Measurement Date and shall in any event be tested by the Borrower in each case by reference to each of the financial statements delivered pursuant to clause 20.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to clause 20.2 (Compliance Certificate); and

21.2.1.2	shall be calculated in accordance with IFRS.

21.2.2

Notwithstanding anything to the contrary contained in this Agreement, the Lender shall at any time itself be entitled to calculate the Financial Covenants set out in clause 21.1 (Financial Condition) and the ratio set out in clause 8.8.1 (Amortisation Trigger) using the latest available financial information.

21.3	Equity cure

21.3.1

If the requirements of clause 21.1 (Financial Condition) or clause 8.8.1 (Amortisation Trigger) (the "Relevant Financial Covenant") is not met for any Measurement Period (each, a "Relevant Measurement Period"), the Borrower may elect, by written notice (each, a "Cure Notice") to the Agent, delivered together with the Compliance Certificate relating to that Measurement Period, to apply the cash proceeds of a New Shareholder Injection (each, a "Cure Amount") either during the Relevant Measurement Period or not later than forty five days after the end of the Relevant Measurement Period and/or if applicable by the date on which the relevant financial statements or accounts are delivered pursuant to 20.1 (Financial Statements) in prepaying the Facility in accordance with clause 21.3.5 below (each, an "Equity Cure").

21.3.2

The relevant Cure Amount received by the Borrower and actually applied in prepaying the Facility in accordance with clause 21.3.5 below shall be treated, in re-calculating the Relevant Financial Covenant for the Relevant Measurement Period and the immediately following two Measurement Periods, by –

21.3.2.1

if the Relevant Financial Covenant is the Net Senior Interest to EBITDA Ratio, notionally reducing the Net Interest calculated as if the repayment had been received twelve months prior to the relevant Measurement Date; and

21.3.2.2

if the Relevant Financial Covenant is the Net Senior Debt to EBITDA Ratio, notionally reducing the Facility Outstandings and/or the Commitment as if the repayment had been received twelve months prior to the relevant Measurement Date and recalculated for that Covenant Measurement Period;

21.3.2.3

if the Relevant Financial Covenant is the Gross Senior Debt to EBITDA Ratio, notionally reducing the Facility Outstandings and/or the Commitment as if the repayment had been received twelve months prior to the relevant Measurement Date and recalculated for that Measurement Period.

21.3.3

If, after the prepayment of the Facility in accordance with clause 21.3.5 below, the requirements of the Relevant Financial Covenant are met, there shall be deemed to have been no breach of the Relevant Financial Covenant and any resulting Default shall be deemed remedied and waived for the Relevant Measurement Period provided that the Cure Amount is sufficient to ensure that the requirements of clause 21.1 (Financial Condition) are met in respect of the immediately following Measurement Period on a forecasted basis.

21.3.4	Not more than three Equity Cures may occur prior to the Final Repayment Date and Equity Cures shall not be permitted in respect of any consecutive Measurement Periods.

21.3.5

The Borrower may at any time during a Relevant Measurement Period apply a Cure Amount to prepay the Facility if the requirements of clause 21.1 (Financial Condition) will not be met for that Relevant Measurement Period, provided that no New Shareholder Injection applied in prepaying the Facility shall be treated as a Cure Amount for the purposes of this clause 21.3 unless the Borrower shall have designated that New Shareholder Injection as a Cure Amount pursuant to the delivery of a Cure Notice under clause 21.3.1 above.

21.3.6	Cure Amounts - mandatory prepayment

The Borrower shall apply all the proceeds of any Cure Amount received by it in or towards payment, repayment or prepayment of the Facility Outstandings, promptly upon receipt and, in any event, no later than forty-five Business Days after the relevant Measurement Date.

22	GENERAL UNDERTAKINGS

The undertakings in this clause 22 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

The Borrower shall (and the Borrower shall procure that each Obligor does) promptly –

22.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

22.1.2

supply certified copies to the Agent of, any Authorisation required under any law or regulation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with Laws

The Borrower shall (and the Borrower shall procure that each Obligor does) comply in all respects with all laws to which it may be subject.

22.3	Environmental Compliance

22.3.1	The Borrower shall (and the Borrower shall ensure that each other member of the Group will) –

22.3.1.1	comply with all Environmental Laws;

22.3.1.2	obtain, maintain and ensure compliance with all requisite Environmental Permits;

22.3.1.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to result in a Material Adverse Change.

22.4	Security

22.4.1	The Borrower shall procure that –

22.4.1.1	the General Notarial Bond; and

22.4.1.2	a Special Notarial Bond over all (but in any event no less than one hundred and eighteen) telecommunications towers owned by the applicable Obligor(s) ("Initial SNB"),

22.4.2

is fully executed by no later than the date falling fifteen Business Days after the Fulfilment Date and registered at the statutory public registry by no later than the date falling sixty days after the Fulfilment Date.

22.4.3

The Borrower shall procure that if, at any time after registration of the Initial SNB new telecommunications towers are acquired, constructed or erected that are not encumbered under the Initial SNB ("Unencumbered Towers") a new Special Notarial Bond over such Unencumbered Towers is fully executed and registered at the statutory public registry by no later than the date falling sixty days after construction, acquisition or erection of the one hundredth Unencumbered Tower and after each one hundredth Unencumbered Tower thereafter.

22.5	Environmental Claims

The Borrower shall promptly upon becoming aware of the same, inform the Agent in writing of –

22.5.1	any Environmental Claim against it or any other member of the Group which is current, pending or threatened; and

22.5.2

any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against it or any member of the Group, where the claim, if determined against that member of the Group, has or is reasonably likely to result in a Material Adverse Change.

22.6	Net1 SA

The Borrower shall ensure that, as soon as reasonably possible (but in any event within five Business Days) after the Financial Indebtedness in respect of which the shares held by Net1 SA in the Borrower have already been pledged to, amongst others, the Lender, is fully and finally discharged –

22.6.1	Net1 SA accedes to and becomes bound as an Additional Cedent under the Shareholders Guarantee, Cession and Pledge; and

22.6.2	delivers all the documents set out in Annexure B (Obligors) to the Agent.

22.7	M4J

The Borrower shall, until the Discharge Date –

22.7.1	continue to control the dividend policy adopted and implemented by M4J; and

22.7.2	remain the treasury company within the Group and shall ensure that all cash balances in excess of ZAR10,000,000 held by M4J will be Distributed to the Borrower on a weekly basis.

22.8	Employment of Dunn

If, at any time after the Signature Date, Dunn's contract of employment with the Borrower is terminated, the Borrower shall procure that Dunn is, within ninety days of his departure, replaced by a suitably qualified and experienced candidate, to the satisfaction of the Agent.

22.9	Negative Pledge

In this clause 22.6, "Quasi-Security" means an arrangement or transaction described in clause 22.9.2 below.

22.9.1

The Borrower shall not (and the Borrower shall procure that no member of the Group does and M4J does not) create or permit to subsist any Security over any of its assets without the prior written consent of the Agent.

22.9.2	The Borrower shall not –

22.9.2.1	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

22.9.2.2	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

22.9.2.3	enter into or permit to subsist any title retention arrangement;

22.9.2.4	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

22.9.2.5	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

22.9.3	Paragraphs 22.9.1 and 22.9.2 above do not apply to any Security or (as the case may be) Quasi-Security listed below –

22.9.3.1	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

22.9.3.2	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

22.9.3.3	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Signature Date if –

22.9.3.3.1	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

22.9.3.3.2	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

22.9.3.3.3	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;

22.9.3.4

any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Signature Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if –

22.9.3.4.1	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

22.9.3.4.2	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

22.9.3.4.3	the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group;

22.9.3.5	any Security or Quasi-Security entered into pursuant to any Finance Document;

22.9.3.6

any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omissions by any member of the Group; or

22.9.3.7	any Security or Quasi-Security in respect of a Permitted Financial Indebtedness (as defined in clause 22.18.2 (Financial Indebtedness) below).

22.10	Disposals

22.10.1

Except as permitted under clause 22.10.2, the Borrower shall procure that no Obligor or member of the Group shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise Dispose of any whether voluntary or involuntary to sell, lease, transfer or otherwise Dispose of any asset.

22.10.2	Subject to clauses 8.3 (Material Disposal) and 8.6 (Mandatory Prepayment – Disposal Proceeds) above, clause 22.10.1 above does not apply to any Disposal made by the Borrower –

22.10.2.1	on an arms' length basis provided that –

22.10.2.1.1

the Borrower is not in breach of the Financial Covenants immediately preceding the closing date for such Disposal and is reasonably expected to comply with the Financial Covenants for a period of twelve Months thereafter until the Discharge Date;

22.10.2.1.2	no Default or Event of Default has occurred or is continuing or would result from such Disposal; or

22.10.2.2	with the prior written consent of the Agent.

22.11	Acquisitions

22.11.1

Except as permitted under Clause 22.11.2 below, the Borrower shall ensure that no Obligor shall acquire or subscribe for shares or other ownership interests in or securities of any company or other person, or acquire any business, assets or incorporate any company or other person.

22.11.2	Clause 22.11.1 above does not apply to any acquisitions –

22.11.2.1	of businesses or undertakings on an arms' length basis provided that –

22.11.2.1.1

the Borrower is not in breach of the Financial Covenants immediately preceding the closing date for such acquisition and is reasonably expected to comply with the Financial Covenants for a period of twelve Months thereafter until the Discharge Date;

22.11.2.1.2	no Default or Event of Default has occurred or is continuing or would result from any acquisition;

22.11.2.1.3

the target of any such acquisition has (i) traded for at least twelve Months and (ii) generated a positive EBITDA (being earnings before interest, tax, depreciation, amortisation and impairment charges and positive cash flows (calculated, in the case of earnings before interest, tax, depreciation, amortisation and impairment charges, on a pro forma standalone basis)), for the twelve month period ending on the most recent month-end prior to the closing date for that acquisition (or, if not ascertainable, for the financial year of that company, business or undertaking most recently ended prior to the closing date for such acquisition); or

22.11.2.2	with the prior written consent of the Agent.

22.12	Distributions

22.12.1	The Borrower shall not make any Distributions for the period from the Signature Date to the Final Repayment Date.

22.12.2	Clause 22.12.1 above does not apply to –

22.12.2.1	a Permitted Distribution; or

22.12.2.2	any Distribution made with the prior written consent of the Agent.

22.13	Merger

22.13.1	The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

22.13.2	Clause 22.13.1 above does not apply to –

22.13.2.1	any sale, lease, transfer or other disposal permitted pursuant to clause 22.10 (Disposals); or

22.13.2.2	effected with the prior written consent of the Agent.

22.14	Constitutional Documents

The Borrower shall ensure that no material change is made to its constitutional documents without the prior written consent of the Agent.

22.15	Change of Business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or any other member of the Group taken as a whole from that carried on at the Signature Date.

22.16	Loans or Credit

22.16.1	Except as permitted under clause 22.16.2 below, the Borrower shall not be a creditor in respect of any Financial Indebtedness.

22.16.2	Clause 22.16.1 above does not apply to –

22.16.2.1	any loan made by the Borrower to another Obligor or M4J where –

22.16.2.1.1	the Borrower's claim in respect of such loan ranks in priority to other Financial Indebtedness (save for that incurred under the Finance Documents) incurred by such Obligor or M4J;

22.16.2.1.2	such loan is subordinated to the claims of the Finance Parties under the Finance Documents, in form and substance satisfactory to the Agent; and

22.16.2.1.3	the Borrower has provided Security over such loan claims to the Finance Parties;

22.16.2.2	loans or credit to any other members of the Group (other than Speckpack) which, in the aggregate, do not exceed ZAR25,000,000; or

22.16.2.3	loans or credit expressly permitted in writing by the Lender.

22.17	No Guarantees or Indemnities

22.17.1	Except as permitted under clause 22.17.2 below, the Borrower incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

22.17.2	Clause 22.17.1 does not apply to a guarantee which is –

22.17.2.1	given in respect of a Permitted Financial Indebtedness (as defined in clause 22.18.2 below); or

22.17.2.2	given with the prior written consent of the Agent.

22.18	Financial Indebtedness

22.18.1	Except as permitted under clause 22.18.2.4 below, the Borrower shall not (and the Borrower shall procure that M4J does not) incur or allow to remain outstanding any Financial Indebtedness.

22.18.2	Clause 22.18.1 above does not apply to Financial Indebtedness ("Permitted Financial Indebtedness") –

22.18.2.1

the Existing Financial Indebtedness and any future general short term Financial Indebtedness made available to the Borrower and/or M4J by the Lender or any of its Affiliates which, in the aggregate, does not exceed ZAR10,000,000 for the duration of this Agreement;

22.18.2.2	made available to the Borrower and/or M4J;

22.18.2.3

made available to the Borrower by any other member of the Group and/or any Shareholder where such loan is subordinated to the claims of the Finance Parties under the Finance Documents, in form and substance satisfactory to the Agent; or

22.18.2.4	incurred with the prior written consent of the Agent.

22.19	Auditors

22.19.1	Subject to clause 22.19.2 below, the Borrower shall not (and the Borrower shall ensure that no other member of the Group will) change its auditor without the prior written consent of the Agent.

22.19.2

It is noted that Stein Baltsoucos and Associates is, at the Signature Date, the auditor of the Group. The Borrower shall ensure that, no later than thirty days after delivery of its annual financial statements for the period ending June 2018 in accordance with clause 20.1.1.1 (Information Undertakings), it changes its auditor to one of the firms falling within the definition of "Auditor".

22.20	Insurance

22.20.1

The Borrower shall (and the Borrower shall ensure that each other Obligor will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

22.20.2	All insurances must be with reputable independent insurance companies or underwriters.

22.21	Material Subsidiaries

22.21.1

The Borrower shall ensure that until the Discharge Date the aggregate contribution of the Guarantors represents not less than 90% of (i) the EBITDA of the Group and (ii) the Asset Value of the Group and/or (iii) gross turnover of the Group, calculated on a consolidated basis.

22.21.2	If, at any time after the Signature Date -

22.21.2.1	it is demonstrated by reference to consolidated financial statements of the Borrower that that any investee company is a Material Subsidiary; or

22.21.2.2	any investee company otherwise is or becomes a Material Subsidiary,

22.21.3

then the Borrower shall promptly and in any event within ten Business Days of the delivery of those financial statements procure that any member of the Group that holds the shares, claims and/or loan accounts of that Material Subsidiary becomes an Obligor and delivers to the Agent, each document set out in Annexure B (Obligor Security).

23	EVENTS OF DEFAULT

Each of the events or circumstances set out in this clause 23 is an Event of Default (save for clause 23.15 (Acceleration)).

23.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless –

23.1.1	its failure to pay is caused by –

23.1.1.1	administrative or technical error; or

23.1.1.2	a Disruption Event; and

23.1.2	payment is made within –

23.1.2.1	(in the case of clause 23.1.1 above) three Business Days of its due date; or

23.1.2.2	(in the case of clause 23.1.1.2 above) three Business Days of its due date.

23.2	Financial Covenants

Subject to clause 21.3 (Equity Cure), any requirement of clause 21 (Financial Covenants) is not satisfied.

23.3	Other Obligations

23.3.1	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in clause 23.1 (Non-Payment) and clause 23.2 (Financial Covenants)).

23.3.2

No Event of Default under clause 23.3.1 above will occur if the failure to comply is capable of remedy and is remedied ten Business Days' of the earlier of (i) the Agent giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by or on behalf of any Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross Default

23.5.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

23.5.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

23.5.4

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.5

No Event of Default will occur under this clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs 23.5.1 to 23.5.5 above is less than ZAR25,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

23.6.1	A member of the Group is or is deemed by any authority or legislation to be –

23.6.1.1	unable or admits inability to pay its debts as they fall due;

23.6.1.2	suspends making payments on any of its debts; or

23.6.1.3

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

23.6.2	A member of the Group is or is deemed by any authority or legislation to be 'Financially Distressed' (as defined in the Companies Act).

23.6.3	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent liabilities).

23.6.4	A moratorium is declared in respect of any indebtedness of any member of the Group.

23.7	Insolvency and Business Rescue Proceedings

23.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to –

23.7.1.1

the suspension of payments, a moratorium of any indebtedness, liquidation, winding-up, dissolution, administration, business rescue or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group;

23.7.1.2	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

23.7.1.3

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group other than the Borrower), receiver, administrative receiver, administrator, compulsory manager, business rescue practitioner or other similar officer in respect of any member of the Group or any of its assets; or

23.7.1.4	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction. This clause 23.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within ten days of commencement.

23.7.2

A meeting is proposed or convened by the directors of any member of the Group, a resolution is proposed or passed, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any member of the Group or any analogous procedure or step is taken in any jurisdiction.

23.8	Creditors' Process

Any expropriation, attachment, sequestration, implementation of any business rescue plan, distress or execution affects any asset or assets of a member of the Group having an aggregate value of ZAR5,000,000 (or its equivalent in any other currency or currencies) and is not discharged within ten days.

23.9	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

23.10	Cessation of Business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

23.11	Audit Qualification

The auditors of the Group qualify the audited annual consolidated financial statements of the Borrower.

23.12	Expropriation

23.12.1

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, compulsory acquisition, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person.

23.12.2	By the authority of any governmental, regulatory or other authority or other person –

23.12.2.1	the management of any member of the Group is wholly or substantially replaced; or

23.12.2.2	all or a majority of the shares of a member of the Group or the whole or any part of its assets or revenues is seized, expropriated or compulsorily acquired.

23.13	Repudiation

Any Obligor repudiates a Finance Document or purports to repudiate a Finance Document or evidences an intention to repudiate a Finance Document.

23.14	Material Adverse Change

Any event or circumstance occurs which the Lender reasonably believe has or is reasonably likely to result in a Material Adverse Change.

23.15	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Lender, by notice to the Borrower –

23.15.1	cancel all or any part of the Commitment whereupon they shall immediately be cancelled;

23.15.2

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

23.15.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Lender; and/or

23.15.4	exercise or direct the Debt Guarantor to exercise any or all of its rights, remedies, powers or discretions under the Security Agreements

24	CHANGES TO THE PARTIES

24.1	Cessions and Delegations by the Finance Parties

24.1.1

Subject to this clause 24, the Lender may, without the consent of the Borrower, cede and/or delegate (a "Transfer") any or all of its rights and/or obligations under this Agreement and/or under any other Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "New Lender"). The Borrower consents to any splitting of claims which may arise as a result of a Transfer permitted by this Agreement.

24.1.2

Other than as provided for under this Agreement and/or any other Finance Document, no other Finance Party (other than the Lender) may, without the prior written consent of the Lender cede and/or delegate any or all of its rights and/or obligations under this Agreement and/or under any other Finance Document.

24.2	Cessions and Delegations by the Borrower

The Borrower may not, without the prior written consent of the Agent, cede any of its rights or delegate any of its obligations under the Finance Documents.

25	ROLE OF THE AGENT

25.1	Appointment of the Agent

25.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

25.1.2

Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Instructions

25.2.1

The Agent shall unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Lender and not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with this clause 25.2.1.

25.2.2

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Lender as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

25.2.3

Unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Lender shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

25.2.4

The Agent may refrain from acting in accordance with any instructions of the Lender until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

25.2.5	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lender.

25.2.6	The Agent is not authorised to act on behalf of the Lender (without first obtaining the Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

25.3	Duties of the Agent

25.3.1	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

25.3.2

Subject to clause 25.3 below, the Agent shall forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party as soon as reasonably practicable after having received that original or copy document as the case may be.

25.3.3	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

25.3.4

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

25.3.5

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

25.3.6	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no other shall be implied).

25.4	No Fiduciary Duties

25.4.1	Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.

25.4.2	The Agent shall not be bound to account to the Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and Discretions of the Agent

25.6.1	The Agent may –

25.6.1.1	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

25.6.1.2	assume that –

25.6.1.2.1	any instructions received by it from the Lender are duly given in accordance with the terms of the Finance Documents; and

25.6.1.2.2	unless it has received notice of revocation, that those instructions have not been revoked; and

25.6.1.3	rely on a certificate from any person –

25.6.1.3.1	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

25.6.1.3.2	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of clause 25.6.1.3.1 above, may assume the truth and accuracy of that certificate.

25.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lender) that –

25.6.2.1	no Default has occurred (unless it has actual knowledge of a Default arising under clause 22.1 (Non-payment)); and

25.6.2.2	any right, power, authority or discretion vested in any Party or the Lender has not been exercised.

25.6.3	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

25.6.4

Without prejudice to the generality of clause 25.6.3 above or clause 25.6.5 below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lender) if the Agent in its reasonable opinion deems this to be necessary.

25.6.5

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

25.6.6	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

25.6.7	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

25.6.8

Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.6.9

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.7	Responsibility for Documentation

The Agent is not responsible or liable for –

25.7.1

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent (in that capacity), the Borrower or any other person in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

25.7.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

25.7.3

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.8	No Duty to Monitor

The Agent shall not be bound to enquire –

25.8.1	whether or not any Default has occurred;

25.8.2	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

25.8.3	whether any other event specified in any Finance Document has occurred.

25.9	Exclusion of Liability

25.9.1	Without limiting clause 25.9.2 below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for –

25.9.1.1

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever or arising as a result of taking or not taking any action under or in connection with any Finance Document unless directly caused by its gross negligence or wilful misconduct;

25.9.1.2

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

25.9.1.3

without prejudice to the generality of clauses 25.9.1.1 and 25.9.1.2 above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of –

25.9.1.3.1	any act, event or circumstance not reasonably within its control; or

25.9.1.3.2

the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses,diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event), breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

25.9.2

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to clause 2.3 (Third party rights).

25.9.3

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

25.9.4	Nothing in this Agreement shall oblige the Agent to carry out –

25.9.4.1	any 'know your customer' or other checks in relation to any person – or

25.9.4.2	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for the Lender or for any Affiliate of the Lender,

on behalf of the Lender and the Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

25.9.5

Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

25.10	Finance Parties' Indemnity to the Agent

Each Finance Party shall indemnify the Agent, within three Business Days of demand, against, and pay to the Agent, any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 28.9 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

25.11	Resignation of the Agent

25.11.1	The Agent may resign and appoint one of its Affiliates acting through an office in South Africa as successor by giving notice to the Lender and the Borrower.

25.11.2	Alternatively, the Agent may resign by giving thirty days' notice to the Lender and the Borrower, in which case the Lender (after consultation with the Borrower) may appoint a successor Agent.

25.11.3

If the Lender has not appointed a successor Agent in accordance with clause 25.11.2 above within thirty days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in South Africa).

25.11.4

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under clause 25.11.3 above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

25.11.5

The retiring Agent shall, at its own cost make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

25.11.6	The Agent's resignation notice shall only take effect upon the appointment of a successor.

25.11.7

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 25.11.5 above) but shall remain entitled to the benefit of clause 16.3 (Indemnity to the Agent) and this clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.11.8

After consultation with the Borrower, the Lender may, by notice to the Agent, require it to resign in accordance with clause 25.11.2 above. In this event, the Agent shall resign in accordance with clause 25.11.2 above.

25.12	Confidentiality

25.12.1

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

25.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13	Relationship with the Lender

25.13.1	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the –

25.13.1.1	entitled to or liable for any payment due under any Finance Document on that day; and

25.13.1.2	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from the Lender to the contrary in accordance with the terms of this Agreement.

25.13.2

The Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to the Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by the Lender for the purposes of clause 30.2 (Addresses) and clause 30.6.3 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were the Lender.

25.14	Credit Appraisal by the Lender

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, the Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to –

25.14.1	the financial condition, status and nature of each member of the Group;

25.14.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

25.14.3

whether the Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

25.14.4

the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.15	Agent's Management Time

Any amount payable to the Agent under clause 16.3 (Indemnity to the Agent), clause 17 (Costs and expenses) and clause 25.10 (Finance Parties' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lender, and is in addition to any fee paid or payable to the Agent under clause 12 (Fees).

25.16	Deduction from Amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.17	Role of Reference Banks

25.17.1	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

25.17.2

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

25.17.3

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this clause 25.17 subject to clause 2.3 (Third party rights).

25.18	Third Party Reference Banks

A Reference Bank which is not a Party may rely on clause 25.17 (Role of Reference Banks), clause 34.2 (Exceptions) and clause 36 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to clause 2.3 (Third party rights).

26	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will –

26.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

26.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

26.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Borrower other than in accordance with clause 27 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then –

27.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

27.1.2

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

27.1.3

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount ("Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 28.5 (Partial payments).

27.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with clause 28.5 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

27.3	Recovering Finance Party's Rights

27.3.1

On a distribution by the Agent under clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

27.3.2

If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 27.3.1 above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then –

27.4.1

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

27.4.2	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

27.5	Exceptions

27.5.1	This clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the Borrower.

27.5.2

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if –

27.5.2.1	it notified that other Finance Party of the legal or arbitration proceedings; and

27.5.2.2

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28	PAYMENT MECHANICS

28.1	Payments to the Agent

28.1.1

On each date on which the Borrower or the Lender is required to make a payment under a Finance Document, the Borrower or the Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) in ZAR for value by no later than 12h00 (Johannesburg time) on the due date and in such funds specified by the Agent by way of a funds flow annexure or otherwise.

28.1.2	Payment shall be made to such account in South Africa with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 28.3 (Distributions to the Borrower) and clause 28.4 (Clawback and pm-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in South Africa in writing.

28.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with clause 29 (Set- off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback and Pre-Funding

28.4.1

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

28.4.2

Unless clause 28.4.1 applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.4.3

If the Agent has notified the Lender that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lender then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from the Lender in respect of a sum which it paid to the Borrower –

28.4.3.1	the Agent shall notify the Borrower and the Borrower shall on demand refund that sum to the Agent; and

28.4.3.2

the Lender or, if the Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from the Lender.

28.5	Partial Payments

28.5.1

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order –

28.5.1.1	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

28.5.1.2	secondly, in or towards payment pro rata of any accrued interest, fees, Break Costs or commission due but unpaid under this Agreement;

28.5.1.3	thirdly, in or towards payment of any principal due but unpaid under this Agreement; and

28.5.1.4	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

28.5.2	The Agent shall, if so directed by the Lender, vary the order set out in clauses 28.5.1.2 to 28.5.1.4 above.

28.5.3	Clauses 28.5.1 and 28.5.2 above will override any appropriation made by the Borrower.

28.6	No Set-Off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

28.7.1

In the event that the day for performance of any obligation to be performed in terms of any Finance Document should fall on a day which is not a Business Day, the relevant day for performance shall be the succeeding Business Day.

28.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of Account

28.8.1	Subject to clauses 28.8.2 and 28.8.3 below, ZAR is the currency of account and payment for any sum due from the Borrower under any Finance Document.

28.8.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

28.8.3	Any amount expressed to be payable in a currency other than ZAR shall be paid in that other currency.

28.9	Disruption to Payment Systems

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred –

28.9.1

the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

28.9.2

the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in clause 28.9.1 above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

28.9.3

the Agent shall consult with the Finance Parties in relation to any changes mentioned in clause 28.9.1 above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

28.9.4

any such changes agreed upon by the Agent (acting on the instruction of the Lender) and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 34 (Amendments and waivers);

28.9.5

the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 28.9; and

28.9.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to clause 28.9.4 above.

29	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30	NOTICES

30.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, email or letter.

30.2	Addresses

The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is –

30.2.1	in the case of the Borrower –

	Physical address:	23/25 Commerce Crescent

Kramerville

2031

	Fax number:	xxx

	Email address:	xxx

	Attention:	Dave Smaldon;

30.2.2	in the case of the Lender –

	Physical address:	14th Floor, 1 Merchant Place

1 Fredman Drive

Sandton

2196

	Fax number:	xxx

	Email address:	xxx

xxx

xxx

xxx

	Attention:	Head of Transaction Management: Investment Banking; and

30.2.3	in the case of the Agent –

	Physical address:	14th Floor, 1 Merchant Place

1 Fredman Drive

Sandton

2196

	Fax number:	xxx

	Email address:	xxx

	Attention:	Theresa Rheeder;

30.2.4	in the case of the Debt Guarantor –

	Physical address:	3rd Floor, 200 on Main

Corner of Main and Bowwood Roads

Claremont

7708

	Fax number:	xxx

	Email Address:	xxx

	Attention:	The Managing Director,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

30.3	Domicilia

30.3.1

Each of the Parties chooses its physical address provided under or in connection with clause 30.2 (Addresses) as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement or any other Finance Document may be served.

30.3.2

Any Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa, provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Parties pursuant to clause 30.4 (Delivery).

30.4	Delivery

30.4.1

Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received by the recipient and, unless the contrary is proved, shall be deemed to be received –

30.4.1.1	if by way of email, be deemed to have been received on the date of transmission;

30.4.1.2	if by way of fax, be deemed to have been received on the first Business Day following the date of transmission provided that the fax is received in legible form;

30.4.1.3	if delivered by hand, be deemed to have been received at the time of delivery; and

30.4.1.4	if by way of courier service, be deemed to have been received on the seventh Business Day following the date of such sending,

and if a particular department or officer is specified as part of its address details provided under clause 30.2 (Addresses) above, if addressed to that department or officer.

30.4.2

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's address details provided under clause 30.2 (Addresses) above (or any substitute department or officer as the Agent shall specify for this purpose).

30.4.3	All notices from or to the Borrower shall be sent through the Agent.

30.4.4

Any communication or document which becomes effective, in accordance with clauses 30.4.1 to 30.4.1.4 above, after 17h00 in the place of receipt shall be deemed only to become effective on the following day.

30.5	Notification of Address, Email Address and Fax Number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.6	Electronic Communication

30.6.1

The Parties confirm that any communication to be made under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including without limitation, by way of posting to a secure website).

30.6.2	The Parties agree that –

30.6.2.1	they will notify the other Parties in writing of any information required to enable the transmission of information by electronic means; and

30.6.2.2	they will notify the other Parties in writing of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

30.6.3

Any electronic communication as specified in clause 30.6.1 above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

30.6.4	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 30.6.

30.7	English Language

Any notice or other document given under or in connection with any Finance Document must be in English.

31	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

31.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days (irrespective of whether the year in question is a leap year).

32	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid, unenforceable or inoperable in any respect under any law of any jurisdiction, neither the legality, validity, enforceability or operation of the remaining provisions nor the legality, validity, enforceability or operation of such provision under the law of any other jurisdiction will in any way be affected or impaired. The term "inoperable" in this clause 32 shall include, without limitation, inoperable by way of suspension or cancellation.

33	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document or other document or other indulgence shall operate as a waiver, nor shall any single or partial exercise of any right or remedy otherwise affect any of that Party's rights in terms of or arising from any Finance Document or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of any Finance Document. No consent to any waiver or novation of a Party's rights in terms of or arising from any Finance Document shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

34	AMENDMENTS AND WAIVERS

34.1	Required Consents

34.1.1

Subject to clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

34.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

34.1.3	No amendment or waiver contemplated by this clause 34 shall be of any force or effect unless in writing and signed by or on behalf of the relevant Parties.

34.2	Exceptions

34.2.1	Subject to clause 34.3 (Replacement of Screen Rate) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to –

34.2.1.1	this clause 34;

34.2.1.2	a change to the date of payment of any amount under the Finance Documents;

34.2.1.3	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

34.2.1.4	an extension of the Availability Period or any requirement that a cancellation of tall or any portion of the Commitment reduces the Commitment of the Lender under the Facility;

34.2.1.5	a change to the Borrower;

34.2.1.6	any provision which expressly requires the consent of the Lender; and

34.2.1.7

the nature and scope of clause 2.3 (Finance Parties' Rights and Obligations), clause 4.1 (Purpose), clause 6.1 (Delivery of a Utilisation Request), clause 8.1 (Illegality), clause 8.2 (Change of Control), clause 8.13 (Restrictions), clause 14.3 (Tax Indemnity), clause 15 (Increased Costs), clause 24 (Changes to the Parties), clause 27 (Sharing among the Finance Parties), this clause 34, the governing law of any Finance Document, clause 42 (Governing Law) or clause 43 (Jurisdiction), shall not be made without the prior consent of the Lender.

34.2.2	An amendment or waiver which relates to the rights or obligations of the Agent (in its capacity as such) may not be effected without the consent of the Agent.

34.3	Replacement of Screen Rate

Subject to clause 34.2.2 (Exceptions), if the Screen Rate is not available for ZAR, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to ZAR in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that benchmark rate) may be made with the consent of the Agent (on behalf of the Lender) and the Borrower.

35	CONFIDENTIAL INFORMATION

35.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 35.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose –

35.2.1

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and other Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 35.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

35.2.2	to any other person –

35.2.2.1

to (or through) whom it Transfers (or may potentially Transfer) all or any of its rights and obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

35.2.2.2

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation or other credit participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

35.2.2.3

appointed by any Finance Party or by a person to whom clauses 35.2.2.1 or 35.2.2.2 above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf, (including, without limitation, any person appointed under clause 25.13.1.2 of clause 25.13 (Relationship with the Lender));

35.2.2.4	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 35.2.2.1 or 35.2.2.2 above;

35.2.2.5

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

35.2.2.6	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

35.2.2.7	who is a Party; or

35.2.2.8	with the consent of the Borrower; in each case, such Confidential Information as that Finance Party shall consider appropriate if—

35.2.2.8.1

in relation to clauses 35.2.2.1, 35.2.2.2 and 35.2.2.3 above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

35.2.2.8.2

in relation to clause 35.2.2.4 above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

35.2.2.8.3

in relation to clauses 35.2.2.5, 35.2.2.6 and 35.2.2.7 above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

35.2.3

to any person appointed by that Finance Party or by a person to whom clause 35.2.2.1 or 35.2.2.2 above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this clause 35.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

35.2.4

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price- sensitive information.

35.3	Entire Agreement

This clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.4	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.5	Notification of Disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower –

35.5.1

of the circumstances of any disclosure of Confidential Information made pursuant to clause 35.2.2.5 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

35.5.2	upon becoming aware that Confidential Information has been disclosed in breach of this clause 35.

35.6	Continuing Obligations

The obligations in this clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of –

35.6.1

the date on which all amounts payable by the Borrower under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

35.6.2	the date on which such Finance Party otherwise ceases to be a Finance Party.

36	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATION

36.1	Confidentiality and Disclosure

36.1.1

The Agent and the Borrower agree to keep each Funding Rate and, in the case of the Agent, each Reference Bank Quotation confidential and not to disclose it to anyone, save to the extent permitted by clause 36.1.2, 36.1.3 and 36.1.4 below.

36.1.2	The Agent may disclose –

36.1.2.1	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to clause 9.6 (Notification of rates of interest); and

36.1.2.2

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Provider or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

36.1.3	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and the Borrower may disclose any Funding Rate, to –

36.1.3.1

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this clause 36.1.3.1 is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

36.1.3.2

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information expect that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances.

36.1.3.3

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigation, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and

36.1.3.4	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

36.1.4

The Agent's obligations in this clause 35 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 9.6 (Notification of rates of interest) provided that (other than pursuant to clause 36.1.3.1 above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

36.2	Related Obligations

36.2.1

The Agent and the Borrower acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including, securities law relating to insider dealing and market abuse and the Agent and the Borrower undertake not to sue any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

36.2.2	The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be –

36.2.2.1

of the circumstances of any disclosure made pursuant to clause 36.1.3.2 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

36.2.2.2	upon becoming aware that any information has been disclosed in breach of this clause 36.

36.3	No Event of Default

No Event of Default will occur under clause 23.3 (Other obligations) by reason only of the Borrower's failure to comply with this clause 36.

37	RENUNCIATION OF BENEFITS

The Borrower renounces, to the extent permitted under applicable law, the benefits of each of the legal exceptions of excussion, division, revision of accounts, no value received, errore calculi, non causa debiti, non numeratae pecuniae and cession of actions, and declares that it understands the meaning of each such legal exception and the effect of such renunciation.

38	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39	WAIVER OF IMMUNITY

The Borrower waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of –

39.1.1	the giving of any relief by way of an interdict or order for specific performance or for the recovery of assets or revenues; and

39.1.2	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

40	SOLE AGREEMENT

The Finance Documents constitute the sole record of the agreement between the Parties in regard to the subject matter thereof.

41	NO IMPLIED TERMS

No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in any Finance Document in regard to the subject matter thereof.

42	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by South African law.

43	JURISDICTION

43.1

The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg (or any successor to that division) in regard to all matters arising from the Finance Documents (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

43.2	The Parties agree that the courts of South Africa are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

43.3

Notwithstanding clause 43.1 above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

SIGNED at Sandton on 28 June 2018

For and on behalf of
DNI-4PL CONTRACTS PROPRIETARY
LIMITED

/s/ A. J. Dunn
Signature

A. J. Dunn
Name of Signatory

CEO
Designation of Signatory

SIGNED at Cape Town on 07 June 2018

For and on behalf of
K2018318388 (SOUTH AFRICA) (RF)
PROPRIETARY LIMITED

/s/ Rozanne Kamalie
Signature

Rozanne Kamalie
Name of Signatory

Director
Designation of Signatory

SIGNED at Sandton on 28 June 2018

For and on behalf of
FIRSTRAND BANK LIMITED (ACTING
THROUGH ITS RAND MERCHANT BANK
DIVISION) (as Agent)

/s/ Robert Leon
Signature

Robert Leon
Name of Signatory

Authorised
Designation of Signatory

/s/ Jon Chowthee
Signature

Jon Chowthee
Name of Signatory

Authorised
Designation of Signatory

SIGNED at SANDTON on 28 June 2018

For and on behalf of
FIRSTRAND BANK LIMITED (ACTING
THROUGH ITS RAND MERCHANT BANK
DIVISION) (as Lender)

/s/ Robert Leon
Signature

Robert Leon
Name of Signatory

Authorised
Designation of Signatory

/s/ Jon Chowthee
Signature

Jon Chowthee
Name of Signatory

Authorised
Designation of Signatory

Annexure A

CONDITIONS PRECEDENT

1	BORROWER

1.1	A copy of the constitutional documents of the Borrower and each Original Guarantor.

1.2	A copy of a resolution of the board of directors of the Borrower, the Debt Guarantor, M4J, each member of the Consortium and each Original Guarantor –

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, a Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4

A copy of a resolution duly passed by the holders of the issued shares of the Borrower, M4J, each member of the Consortium, the Debt Guarantor and each Original Guarantor (to the extent applicable) authorising it, inter alia, for all purposes required under sections 44 and/or 45, to provide the "financial assistance" that may arise as a result of its entry into the Finance Documents to which it is a party.

2	OPINIONS

Legal opinion by legal counsel appointed by –

2.1	the Lender, in respect of the legality, validity and enforceability of the Finance Documents in the jurisdiction to which they are subject; and

2.2	the Borrower, in respect of the capacity and authority of the Obligors under South African law to enter into and perform its obligations under the Finance Documents.

3	OTHER DOCUMENTS AND EVIDENCE

3.1

A disclosure schedule in relation to the Group setting out existing indebtedness, encumbrances, litigation (including environmental actual and anticipated claims), industrial action, and other necessary disclosures.

3.2	Evidence to the satisfaction of the Agent that all Insurances are in place and are on risk.

3.3

A copy of any other Authorisation, approval or other document, opinion or assurance which the Lender considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the legality, validity and enforceability of any Finance Document.

3.4

Evidence to the satisfaction of the Agent that all amounts owing to the Lender under the agreement entitled "Intraday Bridge Loan Facility Agreement" concluded between the Lender, AJD and Richmark have been settled in full.

4	FINANCE DOCUMENTS

Each duly executed –

4.1	Finance Document save for the Finance documents contemplated in accordance with the provisions of clause 22.21 (Material Subsidiaries); and

4.2	Security Structure Document.

5	SECURITY

To the extent that any assets in respect of which Security is, in terms of the Finance Documents, required to be given in favour of the Debt Guarantor, is subject to a security interest in favour of another person ("Encumbered Asset"), evidence to the satisfaction of the Lender that the Encumbered Assets have been or will be released.

6	CREDIT APPROVAL

The Lender has received all internal approvals other than credit approval in respect of the Commitment to enter into and perform its obligations under and in terms of each Finance Documents.

7	KNOW YOUR CUSTOMER REQUIREMENTS

Such documentation and other evidence as is reasonably requested by the Finance Parties to carry out and be satisfied that it has complied with all necessary know your customer or similar identification procedures under applicable laws and regulations (including the Financial Intelligence Centre Act, 2001) pursuant to the transactions contemplated in the Finance Documents.

8	CONFIRMATIONS

A certificate of the Borrower and each Original Guarantor, duly signed by a director confirming that, as at the Fulfilment Date -

8.1	no Material Adverse Change has occurred since the Signature Date;

8.2	no Event of Default has occurred and no Default has occurred and is continuing since the Signature Date; and

8.3	the representations and warranties in the Agreement are true in all material respects.

Annexure B

OBLIGOR SECURITY

1	OBLIGORS

1.1	A copy of the constitutional documents of the Obligors (other than the Borrower and Original Guarantors).

1.2	A copy of a resolution of the board of directors of the Obligors (other than the Borrower and the Original Guarantors) –

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, a Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4

A copy of a resolution duly passed by the holders of the issued shares of each Obligor (to the extent applicable) authorising it, inter alia, for all purposes required under sections 44 and/or 45, to provide the "financial assistance" that may arise as a result of its entry into the Finance Documents to which it is a party.

2	OPINIONS

Legal opinion by legal counsel appointed by –

2.1

the Lender, in respect of the legality, validity and enforceability of the Finance Documents to which each Obligor (other than the Borrower and the Original Guarantor) is party, in the jurisdiction to which they are subject; and

2.2

the Borrower, in respect of the capacity and authority of each Obligor (other than the Borrower and the Original Guarantor) under South African law to enter into and perform its obligations under the applicable Finance Documents.

3	OTHER DOCUMENTS AND EVIDENCE

3.1

Evidence to the satisfaction of the Agent that all documents and evidence require to be delivered under the Security Documents by any applicable Obligor have been delivered in form and substance satisfactory to the Agent;

3.2

A copy of any other Authorisation, approval or other document, opinion or assurance which the Lender considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the legality, validity and enforceability of any Finance Document.

4	FINANCE DOCUMENTS

Each duly executed Finance Document by each applicable Obligor in form and substance satisfactory to the Agent.

5	KNOW YOUR CUSTOMER REQUIREMENTS

Such documentation and other evidence as is reasonably requested by the Finance Parties to carry out and be satisfied that it has complied with all necessary know your customer or similar identification procedures under applicable laws and regulations (including the Financial Intelligence Centre Act, 2001) pursuant to the transactions contemplated in the Finance Documents.

6	CONFIRMATIONS

A certificate of the applicable Obligors, duly signed by a Director of that Obligor confirming that, as at the date of satisfaction of the conditions subsequent –

6.1	no Material Adverse Change has occurred since the Signature Date;

6.2	no Event of Default has occurred and no Default has occurred and is continuing since the Signature Date; and

6.3	the representations and warranties in the Agreement are true in all material respects.

Annexure C

FORM OF UTILISATION REQUEST

From DNI-4PL Contracts Proprietary Limited

To             FirstRand Bank Limited (acting through its Rand Merchant Bank division) (as Agent)

Dated [ • ]

Dear Sirs

DNI-4PL CONTRACTS PROPRIETARY LIMITED – REVOLVING CREDIT FACILITY AGREEMENT DATED [ • ] ("AGREEMENT")

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms –

Proposed Utilisation Date:	[ • ] (or, if that is not a Business Day, the next
Business Day)

Amount:	ZAR[ • ] or, if less, the Available Facility

3	We confirm that each condition specified in clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4	In accordance with the requirements of clause 5.1.3 of the Agreement, we attach hereto a Compliance Certificate.

5	The proceeds of this Loan should be credited to the following bank account –

Bank:	[ • ]

Account name:	[ • ]

Account number:	[ • ]

Branch code:	[ • ]

Reference:	[ • ]

5.	This Utilisation Request is irrevocable.

Yours faithfully

___________________________
authorised signatory for:
DNI-4PL Contracts Proprietary Limited

Annexure D

FORM OF COMPLIANCE CERTIFICATE

To           FirstRand Bank Limited (acting through its Rand Merchant Bank division) as Agent From DNI-4PL Contracts Proprietary Limited

Dated [ • ]

Dear Sirs

DNI-4PL CONTRACTS PROPRIETARY LIMITED – REVOLVING CREDIT FACILITY AGREEMENT DATED [ ] ("AGREEMENT")

1

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	This Compliance Certificate is in respect of [insert measurement date] ("Measurement Date"), pursuant to clause [ • ] of the Agreement.

3	We confirm that in respect of the Measurement Date –

	As Calculated	Covenant	Compliance (Yes/No)
Net Senior Debt to EBITDA
Net Senior Interest to EBITDA
Gross Senior Debt to EBITDA Ratio

authorised signatory for:	authorised signatory for:
[ • ]	[ • ]
Director of DNI-4PL Contracts	Director of DNI-4PL Contracts
Proprietary Limited	Proprietary Limited

[insert applicable	certification language]

Annexure E

FORM OF IRREVOCABLE LETTER OF UNDERTAKING

To:        FirstRand Bank Limited (acting through its Rand Merchant Bank division) as Agent

Date [ • ]

Dear Sirs

1

We refer to the revolving facility agreement dated [ ] between, inter alios, DNI-4PL Contracts Proprietary Limited ("Borrower") and the Agent pursuant to which, inter alia, the Facility (as defined therein) is made available to the Borrower ("Facility Agreement").

2	Words and expressions defined in the Facility Agreement, unless expressly defined in this letter, have the same meaning in this letter.

3	M4Jam Proprietary Limited (the "Company") confirms that its directors have been provided with a draft of the Facility Agreement.

4	The Company hereby irrevocably undertakes in favour of the Lender to –

4.1	ensure that the Borrower –

4.1.1	continues to control the dividend policy adopted and implemented by Company;

4.1.2	remains the treasury company within the Group;

4.2	pay all cash balances in excess of ZAR[ ] held by the Company as a Distribution to the Borrower on a weekly basis;

4.3	except as permitted under clause [20.18] of the Facility Agreement, not be a debtor of the Borrower in respect of any Financial Indebtedness;

4.4	except as permitted under clause [20.20] of the Facility Agreement, not incur or allow to remain outstanding any Financial Indebtedness;

4.5	not create or permit to subsist any Security over any of its assets without the prior written consent of the Agent.

5	No variation or amendment hereof shall be valid unless in writing.

6	The undertakings given in this undertaking shall be governed by the law of South Africa.

Yours faithfully

_____________________________________________
For and on behalf of:
M4Jam Proprietary Limited

Annexure F

DISCLOSURE SCHEDULE